Exhibit 10.30

THE GATEWAY OFFICE LEASE

INDEX

ARTICLE ONE - PREMISES

Section 1.01.	Lease of Premises	6
Section 1.02.	Leased Premises	6
Section 1.03.	Common Building Facilities	7

ARTICLE TWO - TERM AND COMMENCEMENT DATE

Section 2.01.	Initial Term	7
Section 2.02.	Extended Term	7
Section 2.03.	Term of This Lease	8
Section 2.04.	Commencement Date	8

ARTICLE THREE - ANNUAL RENT, ADDITIONAL RENT, OPERATING EXPENSES

Section 3.01.	Annual Rent	9
Section 3.02.	Security Deposit	9
Section 3.03.	Extended Term Rent	9
Section 3.04.	Additional Rent	9
Section 3.05.	Operating Expenses	9
	(a) Additional Rent	9
	(b) Operating Expenses	10
	Items included in operating expenses	10
	Items excluded from operating expenses	11
Section 3.06.	Computation and Payment of operating expenses and taxes	14
Section 3.07.	Real Estate Taxes	16

ARTICLE FOUR - PREPARATION FOR OCCUPANCY

Section 4.01.	Construction	16
Section 4.02.	Acceptance of Premises	17
Section 4.03.	Tenant’s Rights of Access	17

ARTICLE FIVE - LANDLORD’S TITLE AND ALLOWABLE USE

Section 5.01.	Landlord’s Representations Regarding Title and Use	18
Section 5.02.	Landlord’s Representations Regarding Legal Proceedings	18
Section 5.03.	Title Matters	18

ARTICLE SIX - SERVICES

Section 6.01.	Services Provided by Landlord	19

Section 14.02.	Right to enter	32
Section 14.03.	Tenant to secure areas	32

ARTICLE FIFTEEN - COMPLIANCE WITH LAWS

Section 15.01.	Tenant’s Compliance with Laws	32
Section 15.02.	Landlord’s Compliance with Laws	32

ARTICLE SIXTEEN - SURRENDER OF POSSESSION ARTICLE SEVENTEEN - SIGNS

Section 17.01.	Tenant’s Signs	33
Section 17.02.	Directory Board	33
Section 17.03.	Exterior Monument	33
Section 17.04.	Compliance with Laws	34

ARTICLE EIGHTEEN - SUBORDINATION

ARTICLE NINETEEN - MECHANICS’ LIENS

ARTICLE TWENTY - DEFAULT AND REMEDIES

Section 20.01.	Default by Tenant	35
Section 20.02.	Default by Landlord	37

ARTICLE TWENTY-ONE - HOLDOVER

ARTICLE TWENTY-TWO - NOTICES

ARTICLE TWENTY-THREE - ASSIGNMENT AND SUBLETTING

Section 23.01.	Prohibited	38
Section 23.02.	Landlord’s Approval - Conditions	39

ARTICLE TWENTY-FOUR - EQUAL EMPLOYMENT OPPORTUNITY

ARTICLE TWENTY-FIVE - QUIET ENJOYMENT

ARTICLE TWENTY-SIX - WAIVER

ARTICLE TWENTY-SEVEN - PARTIAL INVALIDITY

ARTICLE TWENTY-EIGHT - RULES AND REGULATIONS

Section 28.01.	Tenant’s Obligation	40
Section 28.02.	Standards Applicable to landlord	40
Section 28.03.	Landlord’s Enforcement	40
Section 28.04.	Conflict	41

ARTICLE TWENTY-NINE - ESTOPPEL CERTIFICATES

Section 29.01.	Tenant’s Estoppel Certificate	41
Section 29.02.	Landlord’s Estoppel Certificate	41

ARTICLE THIRTY - EXECUTION OF LEASE

ARTICLE THIRTY-ONE - COUNTERPARTS

ARTICLE THIRTY-TWO - BROKER

ARTICLE THIRTY-THREE - ARBITRATION

Section 33.01.	Applicability	42
Section 33.02.	Notice and Demand	42
Section 33.03.	Selection of Arbitrator	43

ARTICLE THIRTY-FOUR - EXCUSABLE DELAY

ARTICLE THIRTY-FIVE - MISCELLANEOUS

Section 35.01.	Rules of Interpretation	43
Section 35.02.	No Exclusive Remedies	44
Section 35.03.	Governing Laws	44

ARTICLE THIRTY-SIX - MEMORANDUM OF LEASE

ARTICLE THIRTY-SEVEN - SPECIAL STIPULATIONS

ARTICLE THIRTY-EIGHT - BINDING AGREEMENT

ARTICLE THIRTY-NINE - ENTIRE AGREEMENT

ARTICLE FORTY - RADON GAS

LIST OF EXHIBITS

EXHIBIT A	-	LEGAL DESCRIPTION (LAND)

EXHIBIT B	-	FLOOR PLANS (LEASED PREMISES)

EXHIBIT C	-	SUPPLEMENTAL AGREEMENT

EXHIBIT D	-	RENT SCHEDULE (INITIAL RENT)

EXHIBIT E	-	RENT (EXTENDED TERM)

EXHIBIT F	-	OPERATING EXPENSE BUDGET (CURRENT YEAR)

EXHIBIT G	-	BUILDING STANDARDS, LANDLORD’S WORK, AND TENANT IMPROVEMENTS

EXHIBIT H	-	TENANT IMPROVEMENTS

EXHIBIT I	-	PERMITTED TITLE EXCEPTIONS

EXHIBIT J	-	PROJECT RULES AND REGULATIONS

EXHIBIT K	-	BUILDING PARKING AREA

EXHIBIT L	-	OTHER AUTHORIZED USES

EXHIBIT M	-	ADDRESSES FOR NOTICE

EXHIBIT N		SPECIAL STIPULATIONS

THE GATEWAY

BUILDING D OFFICE LEASE

THIS LEASE made as of November     , 2005, between SARASOTA GATEWAY BUILDING D, LLLP., a Florida Limited Liability Limited Partnership, having an office at 401 N Cattlemen Road, Sarasota, Florida 34232, hereinafter called “Landlord,” and JACKSON HEWITT INC., a Virginia Corporation having its principal office at 3 Sylvan Way, Parsippany, New Jersey hereinafter called “Tenant”.

ARTICLE ONE - PREMISES

Section 1.01. LEASE OF PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon and subject to the covenants, agreements, provisions and conditions of this Lease, the Leased Premises located in the building (the “Building”) known by the name and street address of 501 N. Cattlemen Road, Sarasota, Florida 34232, The GATEWAY, PHASE ID Building (“Building Name”), situated on a plot of land (the “Land”) described on EXHIBIT A. The Land, Building, Leased Premises, Common Building Facilities, Building Services Systems, Leased Premises Service Systems, and Building Parking Area are collectively referred to in this Lease as the “Project” .

Section 1.02. LEASED PREMISES.

(a) The Leased Premises shall mean that portion of the Building, as shown on EXHIBIT B, which includes the Leased Premises Service Systems, (i) together with such additional space as Tenant may lease in the Building when added to the Leased Premises (ii) less such space as may be deleted from the Leased Premises when so deleted from this Lease. The Rentable Area of the Leased Premises is deemed to be 33,645 square feet and the total Rentable Area of the Building is 66,926 square feet, which square footage Landlord and Tenant represents and warrants has been determined as set forth in Section 1.02(b) below.

(b) The Rentable Area of the Building and the Leased Premises has been computed, whenever required pursuant to this Lease, in accordance with the BOMA Method. The “BOMA Method” shall mean the methodology, standards and definitions set forth in the “Standard Method for Measuring Floor Area in Office Buildings” published by the Building Owners and Managers Association International (“BOMA”)

as publication ANSI/BOMA z65.1-1996, approved on June 7, 1996 by the American National Standards Institute, Inc. (“ANSI”). The Usable Area of the Leased Premises and the Building shall be calculated using the BOMA Method. Rentable Area shall be calculated by multiplying the Usable Area of the Leased Premises by the applicable R/U Factor which is 1.12.

Section 1.03. COMMON BUILDING FACILITIES. This Lease includes the right of Tenant to use the Common Building Facilities in common with other tenants of the Building subject to reasonable regulation by the Landlord. The words “Common Building Facilities” shall mean all of the facilities in or around the Project designed and intended for use by tenants of the Building in common with Landlord and each other, including corridors; elevators; fire stairs; telephone and electric closets; telephone trunk lines and electric risers; aisles; walkways; truck docks; plazas; and the Building Parking area to the extent not reserved for exclusive use by Landlord or other tenants of the Building; the driveway entrances and drive aisles serving the Building and Gateway Building C; restrooms; service areas; lobbies; landscaped and irrigation areas, and all other common and service areas of the Project intended for such use on the date hereof.

ARTICLE TWO - TERM AND COMMENCEMENT DATE

Section 2.01. INITIAL TERM. Tenant shall lease the Leased Premises for an initial term of Eight (8) years (“Initial Term”) to commence on the Term Commencement Date (as defined in Section 2.04), the target date for which is June 1, 2006, subject to extension as hereinafter provided. If the Initial Term commences on a date other than the first day of a month, it shall expire at the end of the day Eight (8) years from the last day of the month in which it commenced. If the Initial Term commences on the first day of a month, it shall expire at the end of the day Eight (8) years from the last day of the preceding month. Upon acceptance of the Leased Premises pursuant to Section 4.02 of Article Four, the parties shall enter into a Supplemental Agreement, in the form marked EXHIBIT C, setting forth the commencement and expiration dates of the Initial Term.

Section 2.02 EXTENDED TERM. Tenant shall have the option to extend the term of this Lease for the Leased Premises for two (2) five (5) year term(s) (“Extended Term(s)”). The option shall be exercised by written notice to Landlord given at least Nine (9) months prior to the expiration of the Initial Term. Extended Term shall be upon the same covenants, agreements, provisions and conditions that are contained herein for the Initial Term, except as expressly provided herein to the contrary and except for provisions that are inapplicable to an Extended Term. The Annual Rent specified in Section 3.03 shall be payable during any Extended Term.

Section 2.03. TERM OF THIS LEASE. The word “Term” and the words “term of this Lease” shall mean the Initial Term and any Extended Term which may become effective.

Section 2.04. COMMENCEMENT DATE. The words “Term Commencement Date”, “Lease Commencement Date” or “Commencement Date” shall mean the earlier of (i) the first day of the first full calendar month (not earlier than June 1, 2006) after the date on which the conditions in the following subparagraphs (A), (B) and (C) have been satisfied: (A) the Leased Premises have received a Certificate of Completion and the Improvements, as defined on Exhibit N, have been substantially completed, subject only to minor or insubstantial punch list items, the noncompletion of which does not materially interfere with Tenant’s use of or access to the Leased Premises, (B) Landlord has obtained a temporary or permanent certificate of occupancy for the Leased Premises, and (C) thirty (30) days have elapsed since the Tenant Access Date (defined below) ; or (ii) the first day of the first full calendar month after physical occupancy by Tenant for the actual conduct of Tenant’s business, as approved by Landlord. As used herein, the “Tenant Access Date” means the date on which (a) Landlord has given Tenant access to the Leased Premises for installation of its furniture, fixtures and equipment, and (b) the construction of the Improvements by Landlord is sufficiently complete that Tenant can proceed in an orderly fashion without interruption or delay to install its furniture, fixtures and equipment in the Leased Premises. If Landlord obtains a temporary or conditional certificate of occupancy the Landlord agrees to satisfy all conditions within the time required, take all actions necessary to maintain the temporary certificate of occupancy in effect and obtain the permanent certificate of occupancy at Landlord’s cost and expense. ***See Exhibit N*** If the Lease Commencement Date does not occur on or before July 1, 2006 (as the same may be extended pursuant to Exhibit N for Tenant Delay) for any reason, other than a delay caused by Tenant (a “Tenant Delay”), then, until the Lease Commencement Date occurs, Tenant shall receive to a credit against the first installments of Annual Rent equal to two (2) days for each one (1) day of delay. Further, if for any reason the Lease Commencement Date does not occur on or before October 31, 2006, Tenant may, in its discretion, terminate this Lease by written notice to Landlord, in which event the security deposit and any other payment previously made by Tenant to Landlord under this Lease will be returned to Tenant by Landlord, and neither party will have any further obligation under this Lease. Notwithstanding anything to the contrary in this Lease, Tenant’s obligation to pay utilities and operating expenses directly related to the Leased Premises shall commence on the earlier of the Lease Commencement

Date or the date on which Tenant takes physical occupancy by Tenant for the actual conduct of Tenant’s business.

ARTICLE THREE - ANNUAL RENT, ADDITIONAL RENT,

OPERATING EXPENSES

Section 3.01. ANNUAL RENT. Commencing on the Term Commencement Date and subject to the provisions of this Lease, Tenant shall pay the Annual Rent as set forth in EXHIBIT D attached hereto. Such Annual Rent and Additional Rent (“Rent”) as defined in this Section and in Section 3.04, shall be payable in equal monthly installments in advance on the first day of each calendar month during the Initial Term. Rent for any period of less than one month shall be apportioned based on the number of days in that month. Tenant shall pay the Rent to Landlord at 401 N Cattlemen Rd #100, Sarasota, FL 34232 or to such other person or at such other place as Landlord may designate in writing. Each and every payment of Rent and other payments required to be paid by Tenant to Landlord under this Lease shall be accompanied by the payment of all applicable sales taxes and assessments in the nature of sales taxes required by law from time to time in the State of Florida or in the county or municipality in which the Leased Premises are located. Tenant shall pay Landlord a late fee equal to 5% of any monthly rental payment not received by Landlord within 10 days after written notice that the payment was not made when due as an additional handling fee.

Section 3.02. INTENTIONALLY OMITTED.

Section 3.03. EXTENDED TERM RENT. The Annual Rent for the Extended Term shall be determined in the manner agreed upon in EXHIBIT “E”.

Section 3.04. ADDITIONAL RENT. In addition to Annual Rent, Tenant shall pay Additional Rent which shall mean all sums of money payable by Tenant under this Lease other than Annual Rent. The Additional Rent shall be paid in the same manner as the Annual Rent as herein provided in Section 3.01.

Section 3.05. OPERATING EXPENSES.

(a) Tenant shall pay, as Additional Rent, its proportionate share of the “Operating Expenses” as hereafter defined and as herein provided. Tenant’s proportionate share shall be according to the ratio that the Rentable Area of the Leased Premises bears to the total Rentable Area of the Building. For purposes of this Lease, the parties stipulate that Tenant’s pro rata share is 50%.

(b) “Operating Expenses” shall mean the operating costs actually incurred by the Landlord in an Operating Expense Year, (Calendar Year) to the extent such operating costs are properly allocable (in accordance with generally accepted accounting principles and practices consistently applied) to the operation, repair and maintenance of the Project. Any cost allocable to the items specified below in sub-paragraphs 15 through 36, and any costs incurred within or allocated to the period after the expiration of the Term or applicable Renewal Term shall be excluded from Operating Expenses.

ITEMS INCLUDED IN OPERATING EXPENSES:

(1) salaries, wages, fringe benefits and all other expenses incurred for the employment of the Project operating personnel including Project and Building manager and Building engineer, excluding Landlord’s officers and partners, general partnership or corporate overhead, any off-site Project and Building manager and engineer and off-site headquarters staff;

(2) the cost of materials and supplies utilized for the Project;

(3) the cost of replacements for tools and maintenance equipment;

(4) amounts paid by Landlord to independent contractors for Project services and materials, excluding janitorial services for individual tenant leased premises;

(5) water and sewer charges predicated on standard office usage;

(6) the cost of cleaning, maintaining, repairing, touch-up repainting or otherwise redecorating any part of Common Building Facilities and the exterior of the Building; excluding roof repairs and substantial exterior Building repairs and maintenance.

(7) the cost of telephone and fax service, postage, office supplies, maintenance and repair of office equipment and similar charges for Landlord’s management office solely related to operation of the Project;

(8) certified audit expenses for preparation of the annual Operating Expense statement;

(9) premiums for insurance purchased by Landlord pursuant to Section 10.02(a), subject to subparagraph 25 herein below and office park association dues;

(10) management fee not to exceed 4% of Annual Rent of the Project;

(11) all costs and expenses of repairing and maintaining paving, curbs, walkways, landscaping and irrigation and all other portions of the Building Parking Area;

(12) the cost of electricity, fuel and other utilities used by tenants not in excess of standard office usage, subject to subparagraph 20 herein below and the Common Building Facilities; the maintenance, repair and operating costs of any emergency generator;

(13) the cost of normal maintenance and repair of mechanical and electrical equipment, including heating, ventilating and air conditioning and elevator equipment, including all maintenance and service contracts, but excluding capital expenditures except as otherwise allowed herein.

(14) depreciation of capital expenditures on a straight line basis, without interest, over the useful life of capital item, if the capital expenditure is in lieu of a repair that would otherwise be allowed as an Operating Expense but the repair is of such nature that it is not economically feasible or practical.

Operating Expenses shall be reduced by the amounts of any reimbursement, refund or credit received or receivable by Landlord with respect to any item of Operating Expenses net of any expense incurred by Landlord to receive such sums. If any such sum is received or receivable by Landlord in a later Operating Expense Year, it shall be applied against the Operating Expenses for such later Operating Expense Year; and, if the Term has expired, Tenant’s Share of such item shall be promptly refunded by Landlord to Tenant.

ITEMS EXCLUDED FROM OPERATING EXPENSES:

(15) the cost of any work (including the cost of permits, licenses and inspections) performed (such as preparing space for occupancy, including painting and decorating), or services furnished by Landlord without charge as an inducement to lease (such as free rent, decorations, painting, or improvement allowances);

(16) the cost of constructing, installing, operating and maintaining any specialty service or facility, such as an observatory, broadcasting facility, restaurant, luncheon club, retail space, sundry shop, newsstand, concession, or athletic or recreational club, or the costs associated with services or benefits not offered or available to Tenant;

(17) salaries, wages, fringe benefits and other expenses for Landlord’s officers and partners, general partnership or corporate overhead, Landlord’s offsite Building engineer and offsite Project and Building manager and its off-site headquarters staff;

(18) the cost of any service not similarly provided to all tenants and occupants of the Building; janitorial services for the leased premises of individual tenants;

(19) the cost of any work performed, or service provided, or Landlord’s overhead, for any facility other than the Project;

(20) the cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Building, or otherwise, or which Landlord bills or is entitled to bill to a tenant of the Building, including utilities separately metered or sub-metered to a tenant;

(21) the cost of any material changes or additions to the Project (such as the addition of a garage, tower or floor) or Operating Expenses generated by such changes or additions, made after the date of this Lease except if requested by Tenant;

(22) the cost of any repairs, alterations, additions, changes, replacements and the like, which under generally accepted accounting principles and practices are properly classified as capital expenditures except to the extent otherwise allowed herein;

(23) the cost of any repair or replacement made in accordance with ARTICLES TEN and TWELVE of this Lease entitled, respectively, “CASUALTY INSURANCE” and “CONDEMNATION”;

(24) insurance premiums to the extent any other tenant causes Landlord’s insurance premiums to increase or requires Landlord to purchase additional insurance;

(25) costs associated with financing or refinancing the Project or personal property associated therewith and interest, principal and amortization payments on any debt, points and financing fees, cost to service a loan, depreciation, or rental under any ground lease or other underlying lease, and interest, fines or penalties incurred by reason of Landlord’s failure to perform an obligation hereunder;

(26) real estate brokerage commissions, legal fees, moving expenses, design or engineering fees, rental concessions or credits, allowances, lease assumption, or cancellation fees or other costs incurred in procuring tenants or other occupants;

(27) advertising, promotional and marketing expenses; management fees in excess of 4% of the Annual Rent of the Project;

(28) any compensation representing an amount paid to an Affiliated Person of Landlord which is in excess of the amount which would have been paid in the absence of such relationship;

(29) rental payments for items (i) the cost of which would constitute a capital expenditure if the equipment were purchased, but, if Landlord would have been permitted to include depreciation on an item in Operating Expense had the item been purchased, then the rental payments will be excluded only to the extent the rent for such items exceeds the amount of depreciation for such capital expenditure that Landlord would have been be allowed to include in Operating Expense; or (ii) unless the item is temporary in nature and necessary for Landlord to properly maintain or repair the Project;

(30) costs or expenses for (i) repairs or maintenance which are covered by warranties, guarantees or service and maintenance contracts to the extent collectable or enforceable (excluding reasonable and customary deductibles) or (ii) repair of construction or design defects or (iii) completion of items not completed as part of the initial construction of the Project;

(31) legal expenses arising out of the construction, and leasing of the Project, and costs associated with the enforcement of the provisions of any agreements, including this Lease, affecting the Project, and claims, disputes, issues concerning interpretation of documents relating to such agreements, in each case including the costs of settlement, collection and court and arbitration proceedings;

(32) costs incurred to satisfy any of the representations and warranties made by Landlord in this Lease such as costs to upgrade the Building to comply with environmental, health and safety Laws and Laws covering the disabled;

(33) costs of overtime or other costs incurred by Landlord to cure its default hereunder or the default of a tenant, or incurred by reason of the misconduct or negligence of Landlord or a tenant or their respective agents, invitees, employees or contractors including costs associated with death or injury to persons, damage to or loss of property;

(34) any costs associated with a change of ownership, including financing or refinancing the transfer of an interest in the Project or in Landlord, or related costs;

(35) costs for which Landlord has been compensated by a management fee;

(36) costs resulting from charitable or political contributions.

(37) Costs of office expenses not related to common areas; i.e., legal fees, advertising, rent collections, etc.

(38) costs associated with hazardous substances or wastes on or about the Project, including, but not limited to, costs of encapsulation or remediation.

Section 3.06. COMPUTATION AND PAYMENT OF OPERATING EXPENSES AND TAXES.

(a) Tenant shall pay Landlord on the Commencement Date hereof, and on the first day of each calendar month thereafter until the end of the current Operating Expense Year, the sum of Eleven Thousand Seven Hundred Nineteen and 68/100 Dollars ($11,719.68), as Additional Rent, which sum is estimated by Landlord to be Tenant’ s monthly pro rata share of the above Operating Expenses as determined pursuant to the Estimated Operating Budget for the current Operating Expense Year attached hereto as EXHIBIT F; and the sum of Five Thousand Four Hundred Sixty Seven and 31/100 Dollars ($5,467.31) estimated to be Tenant’s monthly pro rata share of Real Estate Taxes and assessments for the current Operating Expense Year assessed against the property during the term of the lease, as required to be paid pursuant to Section 3.07 herein.

Within sixty (60) days after the end of the current Operating Expense Year, Landlord shall furnish Tenant a statement covering such year just expired, certified as correct by an independent public accountant or an authorized representative of the Landlord, detailing (i) the Operating Expenses and Real Estate Taxes and assessments, (ii) the amount of Tenant’s pro rata share of such costs for such year, (iii) the payments made by Tenant with respect to such year, and (iv) the estimated Operating Expenses and Real Estate Taxes for the new year. If Tenant’s monthly payments for such costs with respect to such expired year (or fraction of a year) are less than Tenant’s monthly pro rata share of such costs, then Tenant shall pay the deficiency with the monthly payment next becoming due to Landlord, while any excess payments made by Tenant shall be credited against the next monthly payment due. Thereafter, commencing with the first month following delivery of said certified statement, Tenant shall pay its monthly pro rata share of Operating Expenses and Real Estate Taxes for the next Operating Expense Year according to Landlord’s good faith estimate of such Costs based on the above certified statement, and known or estimated changes, which shall be contained in a new Operating Expense Budget (the “Budget”) prepared by Landlord and delivered to Tenant within the same sixty (60) day period. This process shall be repeated at the end of each and every year during the term hereof, and all extensions and renewals, with the final adjustment being made within sixty (60) days after the termination date of this Lease.

(b) Landlord may not always be able to furnish a new Operating Expense Budget prior to the year covered by the new Budget. If Landlord shall furnish the Budget after the beginning of the year covered by the Budget then, until the first day of the first month which is at least thirty (30) days following the date Tenant receives the Budget (the “payment date”), Tenant shall continue to pay Landlord the same monthly sum then being paid by Tenant pursuant to this Lease. Landlord shall notify Tenant whether Operating Expenses paid by Tenant during the period between the end of the prior year and the “payment date” is greater or less than the estimated monthly payments to be made in accordance with the Budget. If there is a deficiency, Tenant shall pay the lump sum amount thereof to Landlord on the “payment date”. If there was an overpayment, Landlord shall promptly credit the same to Tenant.

(c) If the Term Commencement Date occurs on a date other than the first day of a calendar month, or the Term expires on a date prior to the end of a calendar month, the monthly installments of Annual Rent and Additional Rent for the fractional months shall be appropriately prorated based upon a thirty (30) day month.

(d) Tenant may, at Tenant’s sole cost and expense, audit Landlord’s books and records relating to the computation of Operating Expenses and Real Estate Taxes for any year or portion thereof that falls within the Term within twelve (12) months after the receipt of Landlord’s statement for any calendar year, or as to the last year of the term, the later to occur of the expiration of the Term or the date Tenant receives Landlord’s statement pursuant to this Section with respect to the last year of the Term (including a partial year). Landlord agrees that it will make available to Tenant and its designated auditors, at Landlord’s office during business hours, all appropriate records or copies thereof required for the performance of the audit. Tenant’s access to these books and records may be restricted to periods of time during which Landlord does not reasonably require access to them in connection with the operation or management of the Project. If any audit reveals that the Operating Expenses or Real Estate Taxes for a period of time have been incorrectly computed, and if Landlord agrees with such audit, Landlord and Tenant shall make appropriate reconciliation payments, in cash, between themselves based on the correct amount of Operating Expenses or Real estate Taxes for such period.

(e) If during the Term, Tenant in good faith, disputes the Operating Expenses or Real Estate Taxes, or a portion thereof, for the period in question, Tenant shall not be obligated to pay the disputed portion until the dispute is resolved. However, if not resolved within thirty (30) days after either party declares an impasse, Landlord and Tenant shall arbitrate any dispute regarding the amount of such costs in accordance with ARTICLE THIRTY-THREE (33). If determined by arbitration that all or a portion of the disputed amount should have been paid, the Tenant shall pay that amount plus interest at the Interest Rate. If determined by the arbitration that all or a portion of the disputed amount should not have been paid, Landlord shall fully credit Tenant by the disputed amount awarded plus interest from the date when paid by Tenant at the Interest Rate.

(f) The words “Interest Rate” shall mean two percent (2%) above the prime rate reported by The Wall Street Journal on the date such payment was made.

(g) If, upon the expiration of the term of the Lease, there is any credit to which Tenant is entitled from Landlord pursuant to any provision of the Lease which has not been used as a credit, then Landlord shall refund the amount equal to the amount of any such remaining credit to Tenant; similarly if there are any such funds due Landlord, Tenant shall immediately pay same.

(h) Landlord represents to Tenant that based on Landlord’s experience in operation of similar buildings it anticipates that Operating Expenses and Real Estate Taxes will total $6.13 per rentable square foot (prorated for a partial year) or the year in which the Commencement Date occurs. Notwithstanding anything to the contrary in this Lease, the parties agree that the total Operating Expenses and Real Estate Taxes for the year in which the Commencement Date occurs shall be in an amount not to exceed $6.25 per rentable square foot per annum (prorated for a partial year).

(i) This Article shall survive the expiration or earlier termination of the Lease, but shall expire one year thereafter.

Section 3.07. REAL ESTATE TAXES. Tenant agrees to pay as Additional Rent its share of all real property taxes and assessments (Real Estate Taxes) levied or assessed by any lawful authority on the Project during the term of the lease, in the same proportion as stated in Section 3.05(a), i.e. 50%.

ARTICLE FOUR - PREPARATION FOR OCCUPANCY

Section 4.01. CONSTRUCTION.

(a) Landlord, at its own cost and expense, has or will complete construction of the Project and the Landlord Work described in EXHIBIT G and H. Landlord reserves the right from time to time to make changes, additions and eliminations in and to the Project (other than the Tenant Improvements, as defined in Exhibit N) , provided same do not unreasonably interfere with Tenant’s use thereof, nor materially (i) diminish the quality of The Building or services, (ii) reduce Tenant’s rights nor (iii) increase its obligations or costs; provided, however, that (i) the first floor lobby shall have granite floors, wood detailing with wall coverings, chandelier lighting; (ii) the bathrooms shall have granite countertops; (ii) the Building shall have a security card access system with video monitoring of entry points and common areas; (iii) the Building shall have automatic wet pipe sprinklers with monitored fire alarm system and emergency battery powered lighting in office space and egress corridors as required by applicable codes.

(b) Landlord has established or otherwise agreed to certain Building Standards for constructing the Tenant Improvements which are described on EXHIBIT G.

(c) Landlord will complete construction and installation of the Tenant Improvements to the Leased Premises described in EXHIBIT H (the Improvements).

Section 4.02. ACCEPTANCE OF PREMISES. Tenant will examine the Building and Leased Premises, as well as the fixtures attached thereto, be generally familiar with the condition thereof and rely upon such examination in entering into this Lease and shall accept same in their existing condition at the Term Commencement Date with the exception of latent defects and any “punch list” items which shall remain the responsibility of Landlord. Upon physical occupancy of the Leased Premises, Tenant shall be deemed to have accepted same in their then existing condition with the exception of latent defects, and any remaining “punch list” items, and Landlord shall be deemed to have complied with all its undertakings relative to the condition thereof and the completion of the Improvements.

Section 4.03. TENANT’S RIGHTS OF ACCESS. Tenant shall have the right, prior to the Commencement Date, to install Tenant’s Owned property; Tenant’s Personal Property; construct any additional improvements authorized by Landlord and to perform such other related activity in the Leased Premises preparatory to its occupancy. Landlord shall cooperate fully with Tenant to allow Tenant access for such purposes as early as possible without interfering with the progress of Landlord’s work, and in any event prior to the Tenant Access Deadline, as defined in Exhibit N.

ARTICLE FIVE - LANDLORD’S TITLE AND ALLOWABLE USE

Section 5.01. LANDLORD’S REPRESENTATIONS REGARDING TITLE AND USE. Landlord represents and warrants as a condition of this Lease, that it possesses good marketable fee title to the Project, subject only to matters described in Section 5.03; that it is authorized to make this Lease for the Term; that the provisions of this Lease do not or will not conflict with or violate the provisions of existing or future agreements between Landlord and third parties; that the certificate of occupancy for the Project allows, or not later than the Term Commencement Date will allow Tenant to use and enjoy the Leased Premises and Common Building Facilities for the purposes set forth in this Lease; that the Leased Premises, the Land and Common Building Facilities and the uses thereof for the purposes specified in this Lease are, and on the Term Commencement Date will be, and will thereafter continue to be, in compliance with all applicable Laws, including, but not limited to, all construction, environmental, asbestos, hazardous materials, health and safety Laws and Laws covering the disabled (including, without limitation, Americans with Disabilities Act and barrier free regulations) and free from hazardous substances or wastes; and that Landlord will deliver the Leased Premises and the Building Parking Areas and any reserved parking spaces to Tenant, free of all tenants and occupants and claims thereof.

Section 5.02. LANDLORD’S REPRESENTATIONS REGARDING LEGAL PROCEEDINGS. Landlord represents and warrants that as of the date hereof there are (a) no pending or, to the best of its knowledge, threatened claims, causes of action, foreclosure proceedings, filing of involuntary or voluntary bankruptcy or insolvency petitions, appointments of receivers, assignments for the benefit of creditors, lawsuits, or judgments against the Project or Landlord, or (b) none of the foregoing affecting other properties controlled by or under common control with Landlord or an Affiliated Person of Landlord, if the same may affect title to the Project, Landlord’s ability to comply with its obligations under this Lease, or Tenant’s use of the Project as herein provided.

Section 5.03. TITLE MATTERS. Landlord has delivered to Tenant a copy of Landlord’s title insurance policy for the Project and represents and warrants that the policy is a true and complete copy of the original; that there have been no changes as of the date of this Lease to any matters set forth in such policy, and that on the date of this Lease the policy is, and will continue during the Term to be in full force and effect. A list of all encumbrances, restrictions, agreements, covenants, declarations, Lis pendens, mechanics’ liens, and other matters affecting title, whether of record or known by Landlord on the date hereof to exist or which Landlord anticipates will exist or will be recorded within six (6) months from the date hereof (including all mortgages and superior leasehold interests), are listed on EXHIBIT I.

ARTICLE SIX - SERVICES

Section 6.01. SERVICES PROVIDED BY LANDLORD.

(a) Landlord shall, at its expense and subject to Section 3.05 hereof, furnish to Tenant the following services, utilities, supplies and facilities pursuant to the Project Rules and Regulations as specified in EXHIBIT J.

(1) Access to the Leased Premises;

(2) Passenger elevator service and padded elevator service reasonably required by Tenant;

(3) Heat, ventilation and air conditioning (“HVAC”). Landlord represents and warrants that the Building’s HVAC systems, have the capacity, flexibility and ability to maintain the design conditions specified in EXHIBITS G and H throughout the Leased Premises and Common Building Facilities;

Landlord shall furnish HVAC beyond the above-stated hours. This service shall be furnished at “Landlord’s Cost” which shall mean the actual labor and utility costs incurred by Landlord to provide such overtime service relating to overtime HVAC expenses, without markup of any kind. Landlord’s Cost shall be paid by Tenant. Landlord shall bill Tenant on or before the last day of the month following the month in which Landlord’s Cost are incurred, and shall submit with its invoice a tabulation of the hours and the dates on which the overtime HVAC was furnished. Tenant shall reimburse Landlord therefor within fifteen (15) days after receipt of the invoice.

(4) Cleaning and janitorial services in the Common Building Facilities, all restrooms whether or not within the Leased Premises, and the Building Parking Area, including removal of refuse and rubbish and furnishing and installing wash room supplies;

(5) Cold running potable water, electricity for lighting and for the operation of Tenant’s office machines appliances and equipment per Building Standard, for the Common Building Facilities and Building Parking Area;

(6) Installing and replacing light bulbs, tubes and ballasts in the Leased Premises, Common Building Facilities and Building Parking Area;

(7) Removing of debris from the Common Building Facilities and Building Parking Area, including maintenance of all landscape areas;

(8) Vermin extermination and repair and replacing any item in the Building or Leased Premises damaged by vermin;

(9) Access control for after hours access to the Building, and periodic security patrol services for the Project seven (7) days per week.

(b) Such services, utilities, supplies and facilities shall be of a quality which is consistent with those customarily furnished by prudent landlords in Class A commercial office buildings located in the same geographical area as the Project.

Section 6.02. LANDLORD’S FAILURE TO PROVIDE SERVICES.

(a) If after notice to Landlord of a default in furnishing any utilities, services or facilities to be furnished to Tenant hereunder, Landlord fails or refuses to cure such default within thirty (30) days, except in the case of default that renders the Leased Premises or part thereof untenable, for which Landlord shall have only three (3) consecutive business days to cure, Tenant may declare an event of default and cure such default. Landlord shall reimburse Tenant for Tenant’s costs incurred in curing Landlord’s default within thirty (30) days after Landlord receives Tenant’s invoice failing which the parties shall arbitrate in accordance with ARTICLE THIRTY THREE herein.

(b) The remedies set forth in this Article shall be in addition to other remedies granted to Tenant elsewhere in this Lease or at law or in equity, and shall not affect any claim for actual or constructive eviction or other claim for damages or relief to which Tenant may be entitled.

(c) If Landlord disputes any default declared by Tenant pursuant to this Article or the reasonableness of time granted to cure the default, Landlord may submit the disputed matter to arbitration in accordance with ARTICLE THIRTY-THREE within ten (10) days after receiving Tenant’s notice or invoice.

ARTICLE SEVEN - PARKING

Section 7.01. TENANT’S PARKING SPACES.

(a) Landlord shall, at its expense, provide Tenant with (168) non-exclusive, self-parking spaces, which number is based on a minimum of 5 parking spaces per 1,000 square feet of Usable Area in the Leased Premises, for Tenant’s use within the Building Parking Area, as shown on EXHIBIT K. The Building Parking Area shall be available for use twenty-four (24) hours a day, every day of the year during the Term and shall be illuminated as provided in the Project Rules and Regulations. Further, Landlord shall keep and maintain the Building Parking Area in a clean, safe and first-class condition. Landlord agrees that it shall not allocate or otherwise authorize use of more than 100% of the spaces in the Building Parking Area.

(b) If Tenant, its employees, licensees or guests are not able to use the Building Parking Area and access ways thereto because of unauthorized use by others, Landlord shall take whatever steps are necessary to end and prevent further unauthorized use including, if appropriate, posting signs, distributing parking stickers and towing unauthorized vehicles. ***See Exhibit N***

Section 7.02. ADDITIONAL SPACES. Whenever Tenant shall lease additional space in the Building, the minimum number of parking spaces in the Building Parking Area allocated non-exclusively to Tenant may, at Tenant’s option, be increased at no additional cost to Tenant by 5 parking spaces per 1,000 square feet of additional Usable area leased by Tenant.

Section 7.03. VISITORS’ SPACES. During the Term, Landlord shall reserve at least five percent (5%) of the parking spaces in the Building Parking Area for use by invitees of tenants in the Building. These parking spaces shall be designated for transient use, and Landlord shall take reasonable steps to insure that these parking spaces are available for such use at all times.

ARTICLE EIGHT - USE OF LEASED PREMISES

Section 8.01. GENERAL USES. Tenant shall use and occupy the Leased Premises only for executive and administrative offices and such other uses as authorized in EXHIBIT L and no other use shall be made thereof without the prior, express and written consent of Landlord which shall not be unreasonably withheld. Tenant shall not engage in the sale or distribution of any goods or inventory items, nor any activity that violates any rules, regulations or ordinances of any governmental authority having jurisdiction over the Leased Premises, or of the terms and conditions of this Lease. In the event Tenant uses the Leased Premises for purposes not expressly permitted herein, Landlord may restrain said improper use by injunction without waiving any other rights and remedies conferred on Landlord by the terms of this Lease or as otherwise provided by Law.

Section 8.02. RESTRICTIONS ON USE. Tenant shall comply with the requirements of all laws, orders, ordinances and regulations of all governmental authorities having jurisdiction over the Leased Premises, shall not use the Leased Premises in violation of the

Certificate of Occupancy for the Building, and shall not do or permit any act upon the Leased Premises, which might subject Landlord to any liability or responsibility for injury to any person or damage to any property. Tenant shall not use the Leased Premises or allowed the Leased Premises to be used for, the generation, storing or disposal of any Hazardous Substances. “Hazardous Substances” means any toxic or hazardous waste or substance, including, without limitation, asbestos, PCBs, substances defined as “hazardous substances” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq., U.S.C. 6901 et seq. and in the Toxic Substance Control Act of 1976, as amended, 15 U.S.A. 2601 et seq., or in any applicable State Environmental Statutes, other than customary office, janitorial and cleaning supplies. Tenant shall comply with all rules, orders or requirements of the National Board of Fire Underwriters or any other similar body or any subdivision thereof and shall not do or permit or bring or keep anything in the Leased Premises or on the Project which shall increase the rate of insurance on the Project, or on the property kept therein, over that in effect at the commencement of the Term and should Tenant fail to do so, Tenant shall reimburse Landlord, on demand as additional rental hereunder, for the increase on all insurance premiums thereafter payable and which shall be charged because of such violation by Tenant. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or makeup of rates for the building or the Leased Premises issued by the Florida Rating and Inspection Bureau or other similar body shall be conclusive of the facts therein stated and of the items and charges in the fire insurance rate then applicable to the Project.

ARTICLE NINE - REPAIRS AND MAINTENANCE

Section 9.01. LANDLORD’S REPAIRS. Subject to the provisions of Section 3.05, Landlord shall perform all maintenance and perform all repairs, restoration work, and replacements to the Project not specifically imposed upon Tenant by the provisions hereof and such repairs, restoration work and replacements shall be of a quality which is consistent with that of the Project. Without limiting the generality of the foregoing sentence or the following, Landlord shall maintain, repair and replace, as necessary, and keep in good order, safe and clean condition (i) the plumbing, sprinkler, HVAC and electrical and mechanical lines and equipment associated therewith, elevators and boilers, broken or damaged glass and damage by vandals; (ii) utility and trunk lines, tanks and transformers and the interior and exterior structure of the Building, including the roof, exterior walls, bearing walls, support beams, floor slabs, foundation, support columns and window frames and windows; (iii) the interior walls, ceilings, and floor coverings in the Common Building Facilities, (including carpets and tiles in the Common Building Facilities only but not in the Leased Premises); (iv) improvements to the Land, including ditches, shrubbery, landscaping and fencing, and (v) the Common Building Facilities located within or outside the Building, including the common entrances, corridors, interior and exterior doors and windows, loading areas, stairways, lavatory facilities and the Building Parking Area and access ways therefor. Further, Landlord shall perform all repairs and restoration work required by ARTICLE TEN, CASUALTY INSURANCE and ARTICLE TWELVE, CONDEMNATION.

Section 9.02. TENANT’S REPAIRS. Tenant shall maintain and repair, at Tenant’s sole expense, the interior of the Leased Premises, including interior ceilings, walls, floors, doors, as well as any interior windows or glass (but excluding any plumbing, electrical, sprinkler, HVAC and mechanical lines whether or not located in the Leased Premises), in a safe, clean, sightly and sanitary condition, in good and substantial repair and in the same condition, order and repair as they were at the inception of this Lease, ordinary wear and tear excepted. Tenant shall be solely responsible for all damages to the Leased Premises, or parts thereof, resulting from the negligence or misuse by Tenant, its employees, agents, invites, licensees or guests, including damage caused by removal of Tenant’s Owned Property. Tenant shall also be solely responsible for supplemental or special heating and air conditioning systems, and all light bulbs and fixtures in the Leased Premises that are not the Building’s Standard 2 foot by 4 foot fluorescent light fixtures and bulbs.

Section 9.03. LANDLORD’S FAILURE TO MAKE REPAIRS.

(a) If after notice by Tenant, Landlord fails or refuses to perform any repairs, restoration work, or replacements which it is required to perform under Section 9.01 or elsewhere in this Lease within thirty (30) days, unless as otherwise provided in Section 6.02 (a), Tenant may declare an event of default and cure such default. Landlord shall reimburse Tenant within thirty (30) days after Landlord receives Tenant’s invoice failing which the parties will arbitrate in accordance with Article Thirty Three herein.

(b) The remedies set forth in this Article shall be in addition to other remedies granted to Tenant elsewhere in this Lease or at law or in equity, and shall not affect any claim for actual or constructive eviction or other claim for damages or relief to which Tenant may be entitled.

(c) If Landlord disputes any default declared by Tenant pursuant to this Article or the reasonableness of time granted to cure the default, Landlord may submit the disputed matter to arbitration in accordance with ARTICLE THIRTY-THREE within ten (10) days after receiving Tenant’s notice or invoice.

Section 9.04. EMERGENCY REPAIRS. If during the Term, repairs, restoration work or replacements become necessary because of an emergency and the provisions hereof require the Landlord to make those repairs and replacements, Tenant may perform them if, in Tenant’s opinion, they are necessary to preserve the Leased Premises, or the safety or health of the occupants in the Leased Premises, or Tenant’s Owned Property, or are required by Law; provided, however, that Tenant shall first inform Landlord before performing same.

ARTICLE TEN - CASUALTY INSURANCE

Section 10.01. DAMAGE OR DESTRUCTION.

(a) If any portion of the Project is damaged by fire, earthquake, flood or other casualty, or by any other cause of any kind or nature (the “Damaged Property”), and the Damaged Property can, in the reasonable opinion of Landlord’s Architect, be repaired within one hundred twenty (120) days from the date of the damage, Landlord shall proceed immediately to make such repairs as required by paragraph (c). This Lease shall not terminate, but Tenant shall be entitled to a pro rata abatement of Annual Rent and Additional Rent payable during the period commencing on the date of the damage and ending on the date the Damaged Property is repaired as aforesaid and the Leased Premises and Common Building Facilities are delivered to Tenant. The extent of rent abatement shall be based upon the portion of the Leased Premises rendered untenantable, unfit or inaccessible for use by Tenant for the purposes stated in this Lease during such period. When required by this Article, the architect’s opinion shall be delivered to Tenant within thirty (30) days from the date of the damage. The architect’s opinion shall be made in good faith after a thorough investigation of the facts required to make an informed judgment. The architect shall consider and include as part of his evaluation the period of time necessary to obtain the required approvals of the mortgagee, insurer, and municipal authorities, to order and obtain materials, and to engage contractors.

(b) If (i) in the opinion of Landlord’s architect the Damaged Property cannot be repaired within one hundred twenty (120) days from the date of the damage and the damage prevents use of a substantial portion of the Leased Premises, or (ii) Landlord commences and proceeds with due diligence but fails to complete the repair of the Damaged Property as required by sub-paragraph (c) within the one hundred twenty (120) day period, subject to an extension of time allowed for an Excusable Delay, not to exceed 90 days or (iii) the Term will expire within two (2) years from the date of the damage and Tenant fails to extend the Term in accordance with any right granted in Section 2.02 within sixty (60)

days from the date of the damage, either party may terminate this Lease as follows: (iv) for the reason stated in subparagraph (i), by notice to the other immediately upon the date on which the architect’s opinion is delivered to Tenant; provided that a termination by Landlord under subparagraph (i) shall not be effective unless Landlord is terminating the Leases of all tenants in the Building and the damage renders the Leased Premises substantially unusable, (v) for the reason stated in sub-paragraph (ii), by such notice within ten (10) days from the end of the one hundred twenty (120) day period, as it may have been extended by an Excusable Delay, provided, however, that a termination by Landlord shall not be effective if Tenant agrees to extend the time for completion by Landlord; and (vi) for the reason stated in subparagraph (iii), by such notice within ninety (90) days from the date of the damage. Upon termination, Rent shall be apportioned as of the date of the damage and all prepaid Rent and shall be repaid.

(c) If neither party exercises its option to terminate hereunder, Landlord shall, with due diligence, repair the Damaged Property as a complete architectural unit of substantially the same usefulness, design and construction existing immediately prior to the damage; provided, that, with respect to Tenant Improvements Tenant shall pay all sums which exceed the Landlord’s original contribution to Tenant Improvements, if any.

(d) The word “repair” shall include rebuilding, replacing, and restoring the Damaged Property.

Section 10.02. LANDLORD INSURANCE.

(a) From and after the date hereof, Landlord shall maintain a policy of insurance covering the Project including Tenant Improvements, to extent paid for by Landlord and Landlord’s Property located within the Project against loss, damage, or destruction caused by boiler explosion, machine breakdown, fire and the perils specified in the standard extended coverage endorsement, by vandalism and malicious mischief, and by sprinkler, gas, water, steam and sewer leakage. The amount of insurance shall equal at least one hundred percent (100%) of the replacement cost of the Project, subject to commercially reasonable deductible amounts not in excess of $20,000, excluding the Land but including Tenant Improvements as aforesaid and Landlord’s Property. Landlord represents and warrants that such insurance policy during the Term will continue to be in full force and effect. The words “Landlord’s Property” shall mean trade and other fixtures, machinery, equipment, tools, furniture and other tangible personal property owned by Landlord.

(b) Landlord and Tenant each hereby waive its respective right of recovery against the other and each release the other from any claim arising out of loss, damage or destruction to the Project, and contents thereon or therein whether or not such loss, damage or destruction may be attributable to the fault or negligence of either party or its respective agents, invitees, contractors or employees, but only to the extent that the required insurance of a party covers such claim. Each casualty insurance policy shall include a waiver of the insurer’s rights of subrogation against the party hereto who is not an insured under said policy. Each party shall first look to the proceeds of its respective casualty insurance policy (and to its own funds to the extent it is self-insured) to compensate it for any such loss, damage or destruction.

(c) Landlord hereby represents and warrants that if Landlord is required by the operation of this Article to repair the Damaged Property the proceeds, which are payable under policies of insurance carried by Landlord, shall first be made available for repair of the Damaged Property to the extent required by this Lease before such proceeds are applied in any other manner, including the satisfaction of debts secured by a mortgage or other lien instrument, or interest or penalties imposed thereon, unless otherwise required by a mortgagee or Law; provided, however, that Landlord’s obligation to repair shall not be affected by the unavailability of insurance proceeds.

10.03. TENANT INSURANCE. Tenant shall carry “all risk” coverage insurance insuring Tenant’s Owned Property and the Tenant Improvements and betterments to the Leased Premises, not otherwise required to be insured by Landlord, and any and all of Tenant’s Personal Property, as defined hereinafter, and other tangible property owned, leased, held or possessed by it and contained therein, in an amount equal to the full replacement cost thereof, subject to deductible amounts. Tenant agrees to purchase at its expense and to keep in force during the term of this Lease (i) a policy of workman’s compensation and comprehensive general liability insurance, including personal injury, property damage to contents and Tenant improvements (ii) a policy in the amount of not less than $2,000,000 per occurrence for personal injury or death occurring in or about the Premises. Each such policy shall: (i) name Landlord as an additional insured (except for the workman’s compensation policy and Tenant’s “all risk” property damage policy), (ii) be issued by an insurance company which is licensed to do business in the State of Florida, and (iii) provide that said insurance shall not be canceled unless ten (10) days prior written notice in the case of non-payment, and forty-five (45) days in the case of underwriting, shall be given to Landlord. Such policy or policies or certificates thereof shall be delivered to Landlord by Tenant upon commencement of the term of the Lease.

ARTICLE ELEVEN - INDEMNIFICATION

Section 11.01. INDEMNIFICATION BY TENANT. Subject to the provisions of Section 10.02(b), during the initial term hereof, and any extensions or renewals, Tenant shall indemnify and hold Landlord harmless from and against any and all claims, demands, liability, loss or damage for injuries to persons or loss of life or damage to property, occurring in or on the Leased Premises, as a result of any of the following: (i) the use, occupancy, management or control by Tenant of the Leased Premises and any area of the Project exclusively allocated to or exclusively used by Tenant or its agents, employees, invitees, or guests; (ii) any negligent acts, omissions or fault of Tenant, its agents, servants, employees or licensees; (iii) Tenant’s failure to comply with any laws, statutes, ordinances or regulations applicable to Tenant’s use and occupancy of the Leased Premises; (iv) any breach, violation or nonperformance of any covenant, condition or agreement contained herein on the part of Tenant to be kept and performed; or (v) any work or thing whatever done by Tenant, its agents, servants or employees, or any condition created or permitted to exist by Tenant, its agents, servants or employees in or about the Leased Premises during the Term or during the period of time, if any, prior to the commencement of the Term hereof, that Tenant may have been given access to the Leased Premises. In the event Landlord shall be made a party to any litigation arising with respect to the foregoing, then Tenant shall resist and defend same and shall satisfy, pay and discharge any and all judgments, orders and decrees that may be recovered against Landlord in any such action or proceeding. Tenant, for itself, and for any person, firm or corporation claiming by, through, under or against Tenant, hereby expressly waives all claims against Landlord for damages to any improvements that are now or hereafter placed or built on the Leased Premises and to Tenant’s Owned Property and Tenant’s Personal Property in, on or about the Leased Premises or the Project, and for injuries to persons or property in on or about the Leased Premises, or any area of the Project allocated to or used by Tenant, from any cause arising at any time during the term hereof, except such damage or injury resulting from the negligence of Landlord, its agents, employees or sub-contractors.

Tenant further agrees to indemnify and hold Landlord harmless against liability for the payment of all reasonable legal costs and charges, inclusive of attorneys’ fees, lawfully and legally incurred or expended by Landlord in or about the defense of any suit, action or proceeding in discharging the Leased Premises or any part thereof from any liens, judgments or encumbrances created by Tenant on or against the same, or against Tenant’s leasehold estate.

Notwithstanding anything to the contrary herein, in no event shall Tenant be required to indemnify, defend or hold Landlord harmless against any claims, demands, liability, loss or damage to the extent arising from the negligence of Landlord, its employees, agents, representatives, contractors or subcontractors.

Section 11.02. INDEMNIFICATION BY LANDLORD. Subject to the provisions of Section 10.02(b), Landlord agrees to indemnify, defend and hold Tenant harmless from and against any and all any and all claims, demands, liability, loss or damage for bodily injury (including death) or property damage made against Tenant if (i) arising from any breach or default by Landlord (including its agents, invitees, employees or sub-contractors) in the performance of any covenant or agreement on its part to be performed pursuant to the provisions of this Lease, or (ii) occurring within the Project limits (and/or the limits of Gateway) and arising from the misconduct or negligence of Landlord (including its agents, invitees, employees or sub-contractors), or (iii) arising out of a representation in this Lease of Landlord which was intentionally false or misleading in any material respect when made, or material breach of any of the warranties made in this Lease by Landlord. This indemnity shall include all court costs, reasonable attorneys’ fees, expenses and liabilities incurred by Tenant. If any action or proceeding is brought against Tenant by reason of any such claim, the Landlord agrees to defend the action or proceeding, at its expense, upon notice from Tenant.

ARTICLE TWELVE - CONDEMNATION

Section 12.01. TAKING - LEASE ENDS. If at any time during the Term the whole of the Building or Project shall be taken for any public or quasi-public use, under any statute or by right of eminent domain, this Lease shall terminate on the date of such taking except as provided in Section 12.03. Rent shall be apportioned and paid to the date of such termination. If less than all of the Building or Project shall be so taken and the remaining part is insufficient for the conduct of Tenant’s business, Tenant may, by notice to Landlord within thirty (30) days after the date Tenant is notified of such taking, terminate this Lease. If Tenant exercises its option, this Lease and the Term shall end on the date specified in Tenant’s notice and the Rent shall be apportioned and paid to the date specified in Tenant’s notice.

Section 12.02. TAKING - LEASE CONTINUES. If less than all of the Building or Project shall be taken and, in Tenant’s reasonable opinion communicated by notice to Landlord within thirty (30) days after Tenant is notified of such taking, Tenant is able to gain access to and continue the conduct of its business in the part not taken, this Lease shall remain unaffected, except that Tenant shall be entitled to a pro rata abatement of Rent based upon the proportion that the area of the Leased Premises so taken bears to the total area of the Leased Premises immediately prior to such taking.

Section 12.03. TEMPORARY TAKING. If the use and occupancy of the whole or any part of the Building is temporarily taken for a public or quasi-public use for a period less than the balance of the Term, at Tenant’s option to be exercised in writing and delivered to Landlord not later than thirty (30) days after the date Tenant is notified in writing of such taking, this Lease and the Term shall terminate on the date specified in Tenant’s notice or shall continue in full force and effect. If this lease remains in effect Tenant shall be entitled to a pro rata abatement of Rent in the manner and to the extent provided in Section 12.02 or, at its request (subject to Landlord approval), receive that portion of the award for such taking which represents compensation for the value of Tenant’s leasehold estate and the Term demised hereunder, in which case Tenant shall continue to pay the Rent in full when due.

Section 12.04. LANDLORD’S AWARD. Landlord shall be entitled to receive the entire award or awards in any condemnation proceeding without deduction therefrom for any estate vested in Tenant, specifically any damage awarded as compensation for diminution in value to Tenant’s leasehold, and Tenant shall receive no part of such award or awards from Landlord or in the proceedings except as otherwise expressly allowed in Sections 12.03 and 12.05 herein. Subject to the foregoing, Tenant hereby assigns to Landlord any and all of Tenant’s right, title and interest in or to such award or awards or any part thereof.

Section 12.05. TENANT’S AWARD. If there is a taking hereunder, Tenant shall be entitled, if allowed by Law, to appear, claim, prove and receive in the condemnation proceeding (1) the value of Tenant’s Personal Property that is damaged, destroyed or taken hereunder; (2) the cost of relocation; and (3) special awards or allowances paid to tenants when their rental space is taken by eminent domain such as business damages.

Section 12.06. RESTORATION BY LANDLORD. If there is a taking hereunder and this Lease is continued, Landlord shall, at its expense, proceed with reasonable diligence to repair, replace and restore the Building as a complete architectural unit of substantially the same proportionate usefulness, design and construction existing immediately prior to the date of taking.

ARTICLE THIRTEEN - ALTERATIONS AND IMPROVEMENTS

Section 13.01. TENANT’S CHANGES.

(a) The words “Leased Premises Service Systems” shall mean the electrical, HVAC, mechanical, plumbing, safety and health and telecommunication (voice/data/signal) systems that directly service the Leased Premises from a localized point of distribution. Such systems are dedicated to the Leased Premises at their available capacities and do not service any space other than the Leased Premises.

(b) The words “Building Service Systems” shall mean the electrical, HVAC, mechanical, plumbing, safety and health and telecommunication (voice/data/signal) systems that service the Building up to the point of localized distribution. Such systems provide the main source of supply and distribution throughout the Building and service the Common Building Facilities.

(c) The word “Structure” shall mean bearing walls, roof, exterior walls, support beams, foundation, window frames, floor slabs and support columns of the Building.

(d) Tenant may, without Landlord’s consent, at Tenant’s expense (i) place and replace its trade fixtures, tools, machinery, furniture, equipment, supplies and other tangible personal property (“Tenant’s Personal Property”) in the Leased Premises; (ii) make cosmetic or decorative changes to the Leased Premises, including, but not limited to, carpeting, wall coverings and painting; and/or (iii) make alterations and improvements not affecting the Building Structure or Building Service Systems that cost less than $40,000. Except as permitted in the previous sentence, Tenant shall not alter, improve, replace or change the Building Service Systems or the Structure, or the Leased Premises Service Systems, without the prior consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Landlord agrees to cooperate with Tenant, including, but not limited to, signing documents reasonably required for Tenant to obtain any permit needed by Tenant to construct any alteration or improvement permitted or approved pursuant to this Lease.

(e) Subject to the provisions of Section 10.02(b), Tenant covenants and agrees with Landlord, at Tenant’s own cost and expense, to repair and replace any damage done to the Building or Project or any part thereof, caused by Tenant or Tenant’s agents, employees or contractors. Such repairs shall restore the Building or Project to as good a condition as it was in prior to such damage and shall be effected in compliance with all applicable Laws; provided, however, that if Tenant fails to commence to make such repairs or replacements within thirty (30) days of the date of damage, then Landlord may, at its option, upon thirty (30) days written notice to Tenant, make necessary repairs or replacements and Tenant (30) days written shall pay as Additional Rent the cost thereof to the Landlord within thirty (30) days from receipt of a written invoice therefor. In the event the parties are in dispute with regard to any of the aforesaid restoration the parties agree to arbitrate in accordance with ARTICLE THIRTY THREE herein. Tenant will not permit any mechanic’s or materialmen’s or other liens to stand against the Leased Premises for any labor or material furnished to Tenant in connection with alterations, repairs or work of any character performed on the Leased Premises by or at the discretion of Tenant. All repairs, alterations and additions shall be paid for within (30) days of receipt of an invoice therefore. Tenant agrees with Landlord not to make or allow to be made any alteration to the Leased Premises which are visible from outside the Leased Premises, without first obtaining the written consent of Landlord in each such instance, which consent may be given on such reasonable conditions as Landlord may elect. Any and all alterations, additions, improvements or replacements to the Leased Premises shall become the Property of Landlord upon the expiration or termination of this Lease except for Tenant’s Personal Property and Tenant’s Owned Property. Provided, however, Landlord may require Tenant to remove and any and all additions or improvements installed by Tenant on the Leased Premises upon the expiration or earlier termination of this Lease, if Landlord notifies Tenant in writing of the required removal at the time Landlord gives approval of the alteration or improvement, or if the consent is not required for the alteration or improvement but Tenant, in its discretion, notifies Landlord of the alteration or improvement, within ten (10) days after Landlord’s receipt of Tenant’s notice. In the event Landlord so elects and Tenant fails to remove such improvements, Landlord may, after written notice, remove such improvements and property at Tenant’s cost. Landlord acknowledges that the initial tenant improvements to be constructed by Landlord prior the Commencement Date are not required to be removed.

Section 13.02. TENANT’S OWNED PROPERTY. All of Tenant’s Personal Property, and those alterations, additions, improvements, and replacements made to the Leased Premises prior to or during the Term as to which Landlord has specifically notified Tenant that removal by Tenant will be required (“Tenant’s Owned Property”) shall be owned by and remain the property of Tenant.

Section 13.03. REMOVAL OF TENANT’S OWNED PROPERTY AND TENANT’S PERSONAL PROPERTY. Tenant shall remove all or any of Tenant’s Owned Property and Tenant’s Personal Property at the expiration of the Term however, Tenant shall not be required to remove pipes, wires and the like from the walls, ceilings or floors, provided Tenant properly cuts, disconnects and caps such pipes and wires and seals them off as required by the Laws, unless, as to pipes, wires and the like installed by Tenant after completion of Tenant’s initial installations of its furniture, fixtures and equipment, at the time of such installation Landlord has notified Tenant of the required removal of such items as provided under Section 13.01.

ARTICLE FOURTEEN - LANDLORD’S ACCESS

14.01 Landlord shall, upon reasonable advance oral notice to Tenant (except in an emergency) , have the right (i) at all reasonable times during Tenant’s business hours to inspect the Leased Premises and to show the same to prospective mortgagees and purchasers; (ii) during the last nine (9) months of the Term, to show the same to prospective tenants and (iii) at all times to make repairs or replacements as required by this Lease or as may be necessary; provided, however, Landlord shall use all reasonable efforts not to disturb Tenant’s use and occupancy.

14.02 Landlord shall have the right to enter the Leased Premises after Tenant’s normal business hours on 48 hours advance notice to Tenant to perform its required obligations hereunder and, after such notice as is reasonably possible in the circumstances, at all times to enter in emergencies.

14.03 Tenant may designate one or more areas in the Leased Premises as secure areas, and Landlord shall have no right of access thereto without being accompanied by Tenant’s designated representative, which Tenant shall provide, except in the case of emergencies in which case Landlord shall have the right of access as reasonably required by such emergency.

ARTICLE FIFTEEN - COMPLIANCE WITH LAWS

Section 15.01. TENANT’S COMPLIANCE WITH LAWS. Tenant shall comply with all federal, state and local statutes, rules, ordinances, orders, codes and regulations, and legal requirements and standards issued thereunder (collectively referred to in this Lease as the “Laws”) which are applicable to Tenant’s particular manner of use of the Leased Premises (as opposed to office use generally). Nothing herein shall be deemed to impose any obligation upon Tenant for any capital expenditure or for elements of the Structure or Building Service Systems, or for any improvements, restoration, alterations, replacements or repairs represented herein by Landlord to have been completed in compliance with the Laws or required to be made by Landlord pursuant to the provisions of this Lease.

Section 15.02. LANDLORD’S COMPLIANCE WITH LAWS.

(a) Landlord shall comply with all Laws which (i) affect the Project, including but not limited to, the Leased Premises (other than those for which Tenant is responsible under Section 15.01) or (ii) relate to the performance by Landlord of any duties or obligations to be performed by Landlord under this Lease. Without limitation, Landlord agrees that the Project shall at all times during the Term comply with all design, construction, conservation, environmental, asbestos, fire, health and safety Laws, and Laws covering the disabled.

(b) Landlord shall regularly inspect and maintain the HVAC system, and shall follow the latest recommendations of the Center for Disease Control or current practices of the American Society of Heating, Refrigeration and Air Conditioning Engineers.

ARTICLE SIXTEEN - SURRENDER OF POSSESSION

At the expiration of the Term, Tenant will peaceably yield up the Leased Premises to Landlord in the condition as required by the terms of this Lease.

ARTICLE SEVENTEEN - SIGNS

Section 17.01. TENANT’S SIGNS. Landlord, at Tenant’s expense, shall place Tenant’s signs on the entrance doors to the Leased Premises and in hallways or elevator lobbies on floors occupied by Tenant, as approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and as more particularly specified in EXHIBIT “J” (provided that in the event of any conflict between Exhibit “J” and this Lease with regard to signage, the terms of this Lease shall control), and which shall, at Tenant’s option, contain Tenant’s logo. Tenant shall not install, maintain or display any sign, lettering, or lights or any other materials on the exterior of the Building or on any interior walls, doors or windows that are visible from the exterior, except as approved by Landlord in writing. No rights are granted to Tenant to use or alter the appearance of the exterior walls or roof of the Building without Landlord’s written consent. ***See Exhibit N ***

Section 17.02. DIRECTORY BOARD. Landlord, at its expense, shall place a directory board in the Building lobby and affix thereto Tenant’s name. The name of each division, business unit, partner, permitted assignee or permitted subtenant of Tenant that is located in the Building may be permitted at Tenant’s expense, to the extent that sufficient space exists for Tenant’s desired signs and Landlord’s approval is obtained, provided, however, that the number of lines on the directory available to Tenant shall not be less than the number of lines that would be proportionate to Tenant’s square footage in the Building.

Section 17.03. EXTERIOR MONUMENT. Landlord shall construct, at Landlord’s expense, an exterior monument sign and will allow Tenant’s name to be placed thereon.

Section 17.04. COMPLIANCE WITH LAWS. All signs installed by Landlord and Tenant shall comply with applicable Laws and shall be installed in a good workmanlike manner.

ARTICLE EIGHTEEN - SUBORDINATION

Tenant agrees that this Lease shall be subject and subordinate to all mortgages, ground or underlying leases, which may now or hereafter affect the Leased Premises and to any renewals, modifications, consolidations, replacements or extensions thereof. Tenant further agrees that upon the request of Landlord, it will promptly execute such documents as may be requested in order to subordinate this Lease to the lien of any present or future mortgage, irrespective of the time of execution or time of recording of any such mortgage or mortgages. Tenant agrees that if requested by the holder of such mortgage, Tenant will execute and deliver to such mortgagee a written subordination agreement agreeing in substance that if the mortgagee or any assignee of said mortgage shall succeed to the interest of the Landlord in this Lease, it will recognize said mortgagee or assignee as its Landlord under the terms of this Lease. Tenant agrees that it will, upon request of the Landlord, execute, acknowledge and deliver any and all instruments necessary or desirable to give effect to or notice of such subordination. The word “mortgage” as used herein includes mortgages, deeds of trust, or other similar instruments and any modification, consolidation, extension, renewal, replacement or substitution thereof. Notwithstanding the foregoing, the foregoing subordination is conditioned upon, and any subordination agreement shall provide, written agreement by the mortgagee and the ground and underlying lessor, reasonably satisfactory to Tenant, binding on such mortgagee or lessor, and their respective legal representatives, successors and assigns that so long as this Lease shall be in full force and effect (a) Tenant shall not be joined as a defendant in any proceeding which may be instituted to terminate or enforce the ground or underlying lease or to foreclose or enforce the mortgage; (b) Tenant’s possession and use of the Project in accordance with the provisions of this Lease shall not be affected or disturbed by reason of the subordination to or any modification of or default under the ground or underlying lease or mortgage; and (c) the ground and underlying lessor and mortgagee will make available to Landlord the insurance proceeds payable under policies of insurance required to be carried by Landlord in ARTICLE TEN for the purposes agreed upon in ARTICLE TEN. If the ground or underlying lessor and/or mortgagee or any successor in interest shall succeed to the rights of Landlord under this Lease, whether through possession, surrender, assignment, subletting, judicial or foreclosure action, or delivery of a deed or otherwise, Tenant will attorn to and recognize such successor-landlord as Tenant’s landlord provided the successor-landlord accepts such attornment and recognizes Tenant’s rights of possession and use of the Leased Premises in accordance with the provisions of this Lease. Landlord represents that there is no ground lease or superior lease affecting the Property on the date hereof and that the only current mortgage on the Property is held by Regions Bank. Landlord agrees to obtain a subordination, nondisturbance and attornment agreement, in commercially reasonable form, from such mortgagee for the benefit of Tenant.

ARTICLE NINETEEN - MECHANICS’ LIENS

During the Term, Tenant shall discharge by payment, bond or otherwise those mechanics’ liens filed against the Project for work, labor, services or materials claimed to have been performed at or furnished to the Leased Premises for or on behalf of Tenant, except when the mechanics’ liens are filed by a contractor, supplier, materialman or laborer retained by Landlord, in which event Landlord shall discharge the liens by payment, bond or otherwise.

ARTICLE TWENTY - DEFAULT AND REMEDIES

Section 20.01. DEFAULT BY TENANT.

(a) If (i) Tenant defaults in the payment of any Rent, Additional Rent or other monies due hereunder and such default continues for Ten (10) business days after written notice of same from Landlord to Tenant; or (ii) Tenant defaults in fulfilling any or all of the covenants or agreements of this Lease on Tenant’s part to be kept or performed and such default continues for thirty (30) days after written notice of same from Landlord to Tenant, other than the payment of Rent or Additional Rent, or other monies due hereunder; (except that if the default cannot be cured within said thirty (30) day period, such period shall be extended for a reasonable amount of time, provided that Tenant commences to cure the default within such thirty (30) day period and proceeds diligently thereafter to effect such cure); or (iii) this Lease be transferred to or devolve upon any person or corporation other than Tenant, except as shall be specifically permitted by this Lease, or (iv) Tenant shall be adjudged bankrupt or insolvent by any court (and such proceeding is not dismissed or stayed within sixty (60) days), or if a Receiver or Trustee in Bankruptcy or a Receiver of the Property of Tenant shall be appointed in a suit, action or proceeding (and such appointment is not stayed or dismissed within sixty (60) days), or if Tenant shall make an assignment for the benefit of creditors, then in each and every such event, Landlord or its agents may give Tenant a written notice specifying a day not less than ten (10) days thereafter upon which the term shall end, and on the day so specified the term of this Lease shall expire as if that day were the day herein fixed as the expiration of the Term, and Tenant shall then quit and surrender the Leased Premises to Landlord and Tenant shall remain liable as hereinafter provided.

(b) If Tenant shall abandon the Leased Premises or if the term of this Lease shall expire as hereinabove provided, or if Tenant fails to take possession of the Leased Premises within 10 days after commencement of the term of this Lease, Landlord may re-enter the Leased Premises and remove Tenant or its legal representatives or other occupant by summary proceedings or otherwise, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end. Possession beyond ten (10) days after commencement shall not be considered a default as long as Tenant continues to pay rent nor shall the Leased Premises be considered abandoned as long as Tenant continues to pay rent.

(c) In case of any such re-entry, expiration and/or dispossess by summary proceedings or otherwise, the rent shall become due thereupon and shall be paid up to the time of such re-entry, dispossess and/or expiration, together with such reasonable expenses as Landlord may incur for legal expenses, attorneys’ fees (at both trial and all appellate levels), brokerage commissions and the costs of putting the Leased Premises in good order or for preparing the same for re-renting. Landlord may relet the Leased Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may, at Landlord’s option, be less than or exceed the period which may otherwise have constituted the balance of the Term of this Lease; and Tenant or the legal representatives of Tenant shall also pay Landlord, as liquidated damages for the failure of Tenant to observe and perform Tenant’s covenants herein contained, any deficiency between all rent hereby reserved and/or covenants to be paid and the net amount, if any, of the rents collected on account of the lease of the Leased Premises, for each month of the period which would otherwise have constituted the balance of the term of this Lease. In computing such liquidated damages, there shall be added to the said deficiency such reasonable expenses as Landlord may incur in connection with reletting, such as reasonable legal expenses, attorneys’ fees (at both trial and all appellate levels) brokerage commissions and for keeping the Leased Premises in good order or preparing the same for reletting. Any such liquidated damages shall be paid in monthly installments by Tenant on the rent days specified in this Lease, and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding. Landlord, at its option, may make such alterations, repairs, replacements and/or decorations in the Leased Premises as may be necessary for the purpose of reletting the Leased Premises, and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall not be liable for failure to relet the Leased Premises, but shall make commercially reasonable efforts to mitigate its damages. The words “re-enter” and “re-entry”, as used in this Lease, shall not be restricted to their technical legal meanings.

(d) In the event of a default by Tenant of any of the covenants or provisions of this Lease that continues beyond applicable notice, grace and cure periods, Landlord shall have the right of injunction and the right to invoke any remedy now or hereafter allowed at law or in equity, as if re-entry, summary proceedings and other remedies are not herein allowed. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy at law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future Laws in the event of Tenant’s being evicted or dispossessed in the event of Landlord’s obtaining possession of the Leased Premises by reason of Tenant’s violation of the provisions of this Lease.

(e) If Tenant shall default in the performance of any provision, covenant or condition on its part to be performed under this Lease beyond applicable notice, grace and cure periods, Landlord may, at its option, perform the same for the account and at the expense of Tenant. If Landlord at any time shall be compelled or elect to pay any sum of money or do any act which requires the payment of any sum of money by reason of the failure of Tenant to comply with any provision of this Lease, or if Landlord incurs any expense, including reasonable attorneys’ fees (at both trial and all appellate levels) , in prosecuting or defending any action or proceeding by reason of any default of Tenant under this Lease, the sums so paid by Landlord, with interest at the highest legal rate, costs and damages, shall be due from and be paid by Tenant to Landlord on demand. All such sums, including all payments required to be made by Tenant of any kind under this Lease, shall be deemed Additional Rent, and Landlord shall have all remedies for the collection thereof that Landlord may have for non-payment of Annual Rent.

Section 20.02. DEFAULT BY LANDLORD. If Landlord defaults in the performance or observance of any of its covenants or obligations set forth in this Lease, Tenant shall give Landlord notice specifying in what manner Landlord has defaulted and if the default shall not be cured by Landlord within the period of time provided for elsewhere in this Lease, and otherwise within thirty (30) days after the delivery of such notice (except that if the default cannot be cured within said thirty (30) day period, this period shall be extended for a reasonable additional time, provided that Landlord commences to cure the default within the thirty (30) day period and proceeds diligently thereafter to effect such cure) Tenant may declare an event of default and Tenant may then cure the default and invoice Landlord for costs and expenses (including reasonable attorneys’ fees and court costs) incurred by Tenant therefor. If Landlord does not reimburse Tenant within thirty (30) days after it receives Tenant’s invoice and Landlord fails to resolve the matter by settlement or to dispute its obligation to pay such amount and institute arbitration or litigation, Tenant may deduct all such costs and expenses from the next monthly payment of Rent or Additional Rent due Landlord. Unless expressly allowed herein, in no other circumstance may Tenant withhold rent otherwise due Landlord; provided, however, that the remedies set forth in this Article shall be in addition to other remedies granted to Tenant elsewhere in this Lease or at law or in equity, and shall not affect any claim for actual or constructive eviction or other claim for damages or relief to which Tenant may be entitled.

ARTICLE TWENTY-ONE - HOLDOVER

If Tenant remains in the Leased Premises beyond the expiration of the Term, or is deemed to be in full possession of the Leased Premises pursuant to Sections 13.01 or 13.03, such holding over in itself shall not constitute a renewal or extension of this Lease but, in such event, a tenancy for month to month shall arise at One Hundred Twenty Five (125%) Percent of the then Monthly Rent paid by Tenant during the term in effect prior to Tenant’s holding over. After one hundred twenty days such monthly rental shall escalate to

One Hundred Fifty Percent (150%) of such Monthly Rent in effect prior to Tenant’s holding over for a period of four months and thereafter shall be Two Hundred Percent (200%) of such Monthly Rent. The provisions of this Article do not waive Landlord’s rights of re-entry or any other possessory rights hereunder.

ARTICLE TWENTY-TWO - NOTICES

Any notice, request or demand under this Lease shall be in writing, shall specifically refer to this Lease, and shall be considered properly delivered when addressed as hereinafter provided, and (i) served personally, or (ii) registered or certified (return receipt requested) and deposited in a United States general or branch post office, or (iii) sent by a private express mail carrier or overnight delivery service. Any notice, request or demand shall be addressed to Landlord or Tenant as specified in EXHIBIT M until otherwise directed in writing by such party and, if requested in writing by Landlord, simultaneously served on, or sent to Landlord’s first mortgagee at the address specified in such request. Each such notice, demand, or request shall be deemed to have been received upon the earlier of the actual receipt or refusal by the addressee to accept service or three business days after deposit thereof at any main or branch United States Post Office if sent in accordance with Section (ii) above, and the next business day after deposit thereof with a courier or overnight delivery service if sent pursuant to Section (iii) above.

ARTICLE TWENTY-THREE - ASSIGNMENT AND SUBLETTING

Section 23.01. PROHIBITED. This Lease is personal to Tenant and is based in part upon Landlord’s evaluation of Tenant’s character, reputation, financial integrity and intended use of the Leased Premises. Accordingly, Tenant shall not assign, mortgage or encumber this Lease, nor sublet or permit all or any part of the Leased Premises to be used by others, whether voluntarily or by operation of law or otherwise, without the prior written consent of the Landlord which consent shall not be unreasonably withheld, conditioned or delayed, and Tenant’s failure to comply herewith shall be considered a default hereunder. Provided however, without Landlord’s consent Tenant may assign this Lease to an affiliate, which term shall mean an entity (i) directly or indirectly owned or controlled by Tenant, (ii) directly or indirectly owning or controlling Tenant, or (iii) directly or indirectly owned or controlled by an entity directly or indirectly owning or controlling Tenant. In addition, Tenant may, without Landlord’s consent, assign this Lease in connection with a merger or consolidation, or in connection with a sale of substantially all of the assets of Tenant. If this Lease be assigned or if the Leased Premises or any part thereof be underlet or occupied by anybody other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to all rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant or the acceptance of the assignee, subtenant or occupant as a tenant, or a release of the performance of the covenants on Tenant’s part herein contained. Tenant further agrees to notify Landlord prior to marketing space in the Leased Premises for sublease.

Section 23.02. LANDLORD’S APPROVAL - CONDITIONS. In the event that Tenant desires to assign this Lease or sublet the Leased Premises to a third party (hereinafter “Transferee”) in a transaction for which Landlord’s consent is required under Section 23.01, the following conditions shall be satisfied prior to Tenant being relieved of any obligations hereunder:

(a) Tenant shall provide a written request to Landlord, including the name, address and business of the Transferee, which request shall be supplemented with such other information and documentation as Landlord may reasonably require in order to evaluate the Transferee. Within fifteen (15) days after Landlord’s receipt of all reasonably requested information and documentation, Landlord shall notify Tenant in writing of its decision as to whether or not the Transferee is approved as a tenant or subtenant of the Leased Premises, such approval not to be unreasonably withheld, conditioned or delayed.

(b) In the event Landlord notifies Tenant that the Transferee is acceptable as a tenant or subtenant, then Tenant shall prepare and deliver to Landlord an executed copy of an assignment and assumption agreement (in the event of an assignment), or an executed sublease (in the event of a subletting), within fifteen (15) days thereafter and in a form reasonably acceptable to Landlord;

(c) Tenant shall reimburse Landlord for reasonable costs to include reasonable attorney’s fees (not to exceed $1,000) for the review of documentation incurred by Landlord in connection with the evaluation of the Transferee, and the processing and documentation of assignment or sublease, as applicable, and these sums shall be immediately due and payable by Tenant as additional rent, regardless of whether or not the Landlord accepts the proposed Transferee as a tenant; and

(d) In the event of an assignment of the Lease, Tenant shall remain liable under this Lease, except as Landlord and Tenant may then otherwise agree.

ARTICLE TWENTY-FOUR - EQUAL EMPLOYMENT OPPORTUNITY

There are incorporated in this Lease the provisions of Executive Order 11246 (as amended) of the President of the United States on Equal Employment Opportunities and the rules and regulations issued pursuant thereto with which Landlord represents that it will comply unless exempted.

ARTICLE TWENTY-FIVE - QUIET ENJOYMENT

Provided Tenant performs the covenants and obligations in this Lease on Tenant’s part to be performed, Landlord covenants and agrees to take all necessary steps to secure and to maintain for the benefit of Tenant the quiet and peaceful possession of the Leased Premises, the Common Building Facilities and Building Parking Area for the Term, without hindrance, claim or molestation by Landlord or any other Person.

ARTICLE TWENTY-SIX - WAIVER

Failure by either party to complain of any action, inaction or default of the other party shall not constitute a waiver of the aggrieved party’s rights hereunder. Waiver by either party of any right to claim a default of the other party shall not constitute a waiver of any right to claim a subsequent default of the same obligation to claim any other default, past, present or future. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other concerning any matters whatsoever arising out of or in any way connected with this Lease or the relationship of the parties hereunder.

ARTICLE TWENTY-SEVEN - PARTIAL INVALIDITY

If any covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by the Laws.

ARTICLE TWENTY-EIGHT - RULES AND REGULATIONS

Section 28.01. TENANT’S OBLIGATION. Tenant shall abide by and observe the rules and regulations specified in EXHIBIT J, which are deemed to be a part of this Lease, and such other rules and regulations which are necessary for the safety, security, care and appearance of the Project or the preservation of good order therein, or for the operation and maintenance of the Project or equipment therein {the “Rules and Regulations”), provided the same are not inconsistent with the provisions of this Lease (including but not limited to, the other exhibits to this Lease), in which event, the provisions of this Lease (including such other exhibits) shall prevail.

Section 28.02. STANDARDS APPLICABLE TO LANDLORD. Landlord shall (a) not discriminate against Tenant in enforcing the Rules and Regulations (b) not unreasonably withhold or delay its consent to any approval required by Tenant under the Rules and regulations, and (c) exercise its judgment in good faith in any instance when the exercise of Landlord’s judgment under the Rules and Regulations is required.

Section 28.03. LANDLORD’S ENFORCEMENT. Landlord shall use its best efforts to obtain compliance of the Rules and Regulations by all tenants and other occupants within the Project limits, but Landlord may permit reasonable waivers so long as such waivers do not unreasonably interfere with or materially and adversely affect Tenant in the conduct of its business in the Leased Premises, discriminate against Tenant or violate any rights granted to Tenant under this Lease.

Section 2 8.04. CONFLICT. If there is a conflict between or ambiguity created by the provisions of this Lease and Rules and Regulations, the provisions of this Lease (including its other exhibits) shall control and be binding on the parties hereto.

ARTICLE TWENTY-NINE - ESTOPPEL CERTIFICATES

Section 29.01. TENANT’S ESTOPPEL CERTIFICATE. Tenant agrees, at any time and from time to time, upon not less than ten (10) business days prior notice from Landlord, to execute, acknowledge and deliver to Landlord or any Person designated by Landlord a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (ii) whether or not the Term has commenced and if it has commenced, stating the dates to which the Annual Rent and Additional Rent have been paid by Tenant, (iii) stating, to the best of Tenant’s knowledge, whether or not Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and if Tenant has knowledge of such a default, specifying each such default, and (iv) certifying or stating such other information relating to the Lease and Tenant’s occupancy as Landlord may reasonably require.

Section 29.02. LANDLORD’S ESTOPPEL CERTIFICATE. Prior to commencement of and during the term Landlord shall, within ten (10) business days after receipt of Tenant’s request, deliver an estoppel certificate to Tenant or any Person designated by Tenant relative to the status of this Lease and/or any ground lease, underlying lease and/or mortgage encumbering the Project, including (i) certifying that this Lease is unmodified and in full force and effect (if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (ii) whether or not the Term has commenced and if it has commenced, stating the dates to which the Annual Rent and Additional Rent have been paid by Tenant, (iii) stating, to the best of Landlord’s knowledge, whether or not Tenant is in default in the performance of any covenant, agreement or condition contained in this Lease, and if Landlord has knowledge of such a default, specifying each such default, and (iv) certifying or stating such other information relating to the Lease and Tenant’s occupancy and the status of any ground lease, underlying lease or mortgage, as Tenant may reasonably require.

ARTICLE THIRTY - EXECUTION OF LEASE

THIS DOCUMENT SHALL NOT BE A VALID AGREEMENT WHICH IS BINDING ON EITHER PARTY HERETO UNTIL AT LEAST ONE (1) COUNTERPART, EXECUTED BY DULY AUTHORIZED REPRESENTATIVES OF LANDLORD AND TENANT, HAS BEEN DELIVERED BY EACH PARTY TO THE OTHER.

ARTICLE THIRTY-ONE - COUNTERPARTS

When several counterparts of this Lease have been executed, each shall be considered an original for all purposes; provided, however, that all counterparts shall, together, constitute one and the same instrument.

ARTICLE THIRTY-TWO - BROKER

Each party represents and warrants that it has not had any dealings with any broker in connection with the bringing about of this Lease or in connection with Tenant having been introduced to Landlord except by Sarasota Coast Realty and PRE Real Estate Services, LLC, whose commission Landlord agrees to pay. Each party agrees to indemnify and hold the other harmless against any claim or demand made by any real estate broker or agent claiming to have dealt with or consulted with it or its representatives, employees or agents contrary to the foregoing representation and warranty. This Article shall survive the expiration or termination of this Lease.

ARTICLE THIRTY-THREE - ARBITRATION

Section 33.01. APPLICABILITY. (a) If arbitration is agreed upon hereunder as a dispute resolution procedure, the arbitration shall be conducted as provided in this Article. All proceedings shall be conducted according to the Commercial Arbitration Rules of the American Arbitration Association, except as hereinafter provided. No action at law or in equity in connection with any such dispute shall be brought until arbitration hereunder shall have been waived, either expressly or pursuant to this Article. The judgment upon the award rendered in any arbitration hereunder shall be final and binding on both parties hereto and may be entered in any court having jurisdiction thereof. Reasonable Attorney fees and arbitration costs shall be reimbursed to the prevailing party in any arbitration or legal action.

(b) During an arbitration proceeding pursuant to this Article, the parties shall continue to perform and discharge all of their respective obligations under this Lease, except as otherwise provided in this Lease.

Section 33.02. NOTICE AND DEMAND. All disputes that may be arbitrated in accordance with this Article shall be raised by notice to the other party, which notice shall state with particularity the nature of the dispute and the demand for relief, making specific reference by article number and title of the provisions of this Lease alleged to have given rise to the dispute. The notice shall also refer to this Article and shall state whether or not the party giving the notice demands arbitration under this Article. If no such demand is contained in the notice, the other party against whom relief is sought shall have the right to demand arbitration under this Article within ten (10) business days after such notice is received. Unless one of the parties demands arbitration, the provisions of this Article shall be deemed to have been waived with respect to the dispute in question.

Section 33.03. SELECTION OF ARBITRATOR. Tenant and Landlord shall mutually and promptly select one person who has demonstrated at least ten (10) years’ experience in commercial real estate matters and, in particular, the subject matter of the dispute, to act as arbitrator hereunder. If a selection is not made within thirty (30) days after a demand for arbitration is made, upon the request of either party the arbitrator shall be appointed by The American Arbitration Association. The arbitration proceedings shall take place at a mutually acceptable location in Sarasota, Florida.

ARTICLE THIRTY-FOUR - EXCUSABLE DELAY

Whenever a party hereto is required by the provisions of this Lease to perform an obligation and such party is prevented beyond its reasonable control from doing so by reason of an Excusable Delay, such party shall be temporarily relieved of its obligation to perform, provided it promptly notifies the other party of the specific delay and exercises due diligence to remove or overcome it. The words “Excusable Delay” shall mean any delay due to strikes, lockouts or other labor or industrial disturbance; civil disturbance; future order of any government, court or regulatory body claiming jurisdiction; act of a public enemy; war, riot, sabotage, blockade or embargo; failure or inability to secure materials, supplies or labor through ordinary sources by reason of shortages or priority or similar regulation or order of any government or regulatory body; lightning, earthquake, fire, storm, hurricane, tornado, flood, washout or explosion, or act or omission of one party hereto which prevents the party claiming delay from complying, or which materially and adversely interferes with the claiming party’s ability to comply with an obligation under this Lease on its part to be performed. With regard to the Tenant’s obligation to pay Rent, Excusable Delay shall not apply.

ARTICLE THIRTY-FIVE - MISCELLANEOUS

Section 35.01. RULES OF INTERPRETATION. This Lease shall not be strictly construed against either Landlord or Tenant, Landlord and Tenant hereby agreeing that both parties have participated fully and equally in the preparation of this Lease and that legal counsel was consulted by each before each signed and delivered a counterpart of this Lease to the other party; each provision hereof shall be deemed both a covenant and a condition running with the Land, except as otherwise expressly provided in this Lease and its Exhibits and other attachments, the singular includes the plural and the plural includes the singular; “or” is not exclusive; a reference to an agreement or other contract includes supplements and amendments thereto to the extent permitted by this Lease; a reference to the Laws includes any amendment or supplement to such Laws; a reference to a Person includes its permitted successors and assigns; accounting provisions have the meanings assigned to them by generally accepted accounting principles and practices applied on a consistent basis; the words “such as,” “include,” “includes” and “including” are not limiting; except as specifically agreed upon in this Lease, any right may be exercised at any time and from time to time and all obligations are continuing obligations throughout the term, and in calculating any time period, the first day shall be excluded and the last day shall be included and all days are calendar days unless otherwise specified. In the event of any conflict between the provisions of this Lease and the exhibits hereto, the provisions of the Lease shall govern.

Section 35.02. NO EXCLUSIVE REMEDIES. No remedy or election given by any provision in this Lease shall be deemed exclusive unless so indicated, but each shall, wherever possible, be cumulative in addition to all other remedies at law or in equity which either party may have arising out of an event of default of the other party.

Section 35.03. GOVERNING LAWS. This Lease shall be governed in all respects by the Laws of the State of Florida.

ARTICLE THIRTY-SIX - MEMORANDUM OF LEASE

This Lease shall not be filed on the public record by Tenant; however, Tenant may request that a memorandum of this Lease be filed in a form acceptable to Landlord. Landlord in its sole and absolute discretion may deny such request.

ARTICLE THIRTY-SEVEN - SPECIAL STIPULATIONS

Attached hereto as Exhibit “N” are Special Stipulations which either modify, amend or supplement the terms and provisions of this Lease. To the extent the Special Stipulations are inconsistent with the terms and provisions of the Lease, the terms and conditions of the Special Stipulations shall prevail.

ARTICLE THIRTY-EIGHT - BINDING AGREEMENT

This Lease shall bind and inure to the benefit of Landlord and its executors, distributees, heirs and assigns, and to Tenant’s and Landlord’s respective representatives, successors and Tenant is permitted assigns. By delivering to the other a signed counterpart of this Lease, Landlord and Tenant each hereby represent and warrant to the other that (a) execution and delivery of this Lease and performance of the obligations on its part to be performed hereunder are within its power and authority and has been duly authorized by all necessary action required by its organization; (b) this Lease is a valid, legal and binding obligation of each and enforceable in accordance with its terms; and (c) this Lease has been validly signed and delivered by duly authorized representatives of Landlord and Tenant.

ARTICLE THIRTY-NINE - ENTIRE AGREEMENT

This Lease, including all Exhibits and other attachments referred to herein, contains the entire agreement of Landlord and Tenant with respect to the matters stated herein, an may not be modified except by an instrument in writing which is signed by both parties and delivered by each to the other. Exhibits and such other attachments are incorporated herein as fully as if their contents were set out in full at each point of reference to them.

ARTICLE FORTY - RADON GAS

Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. Landlord warrants that the Leased Premises will comply with applicable regulations regarding radon gas.

IN WITNESS WHEREOF, the parties have hereunto executed this instrument for the purpose herein expressed, the day and year first above written.

LANDLORD:

Signed, sealed and delivered in the presence of:	SARASOTA GATEWAY BUILDING D, LLLP, A Florida Limited Liability Limited Partnership

/S/ KATHY SCHLUETT	By:	SARASOTA GATEWAY BUILDING D INC., A Florida Corporation, its general partner
As to Landlord

	By:	/S/ JOHN W. MESHAD
As to Landlord		JOHN W. MESHAD,
As Its President

	Date:	November 17, 2005

TENANT:

JACKSON HEWITT INC, A Virgina Corporation

/S/ /SHARALYNN HOPKINS	By:	/S/ PETER KARPIAK
As to Tenant

	Its:	SVP, HR & Corporate Services
As to Tenant

	Date:	November 16, 2005

EXHIBIT “A”

A PARCEL OF LAND LYING IN SECTION 24, TOWNSHIP 36 SOUTH, RANGE 13 EAST, SARASOTA COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGIN AT THE NORTHWEST CORNER OF LOT 5, GATEWAY TO SARASOTA, PHASE 1, AS RECORDED IN PLAT BOOK 39, PAGES 12 AND 12A, PUBLIC RECORDS OF SARASOTA COUNTY, FLORIDA; THENCE ALONG A LINE THAT LIES 54 FEET EAST OF THE EAST LINE OF PARCEL 4, AS SHOWN ON THE AFOREMENTIONED PLAT OF GATEWAY TO SARASOTA, PHASE 1, N00’24’36”E, 565.03 FEET TO A POINT OF CURVATURE OF A CURVE CONCAVE TO THE EAST, HAVING A RADIUS OF 40.00 FEET AND CENTRAL ANGLE OF 90’00’00”; THENCE ALONG THE ARC OF SAID CURVE, 62.83 FEET (CHORD BEARING N45’24’37”E, 56.57 FEET) TO ITS INTERSECTION WITH THE SOUTHERLY RIGHT-OF-WAY LINE OF NORTH CATTLEMEN ROAD, AS RECORDED IN OFFICIAL RECORDS BOOK 2993, PAGES 96 THROUGH 98, PUBLIC RECORDS OF SARASOTA COUNTY, FLORIDA; THENCE ALONG SAID RIGHT-OF-WAY LINE, S89’35’22”E, 66.32 FEET TO A POINT OF CURVATURE OF A CURVE CONCAVE TO THE NORTH, HAVING A RADIUS OF 770.00 FEET AND A CENTRAL ANGLE OF 9’27’50”; THENCE ALONG THE ARC OF SAID CURVE, 132.70 FEET (CHORD BEARING N85’28’24”E, 132.54 FEET); THENCE LEAVING SAID RIGHT-OF-WAY AND ALONG A LINE RADIAL TO SAID CURVE, S9’27’50”E, 71.67 FEET; THENCE S43’06’24”E, 212.68 FEET; THENCE S46’53’36”W, 175.58 FEET; S00’24’36”W, 24.00 FEET; THENCE S89’35’24”E, 175.58 FEET; THENCE S59’14’31”E, 76.22 FEET TO THE WESTERLY LINE OF A DRAINAGE RIGHT-OF-WAY; THENCE ALONG SAID DRAINAGE RIGHT-OF-WAY, S30’45’29”W, 221.57 FEET TO THE NORTHEAST CORNER OF LOT 5, SAID GATEWAY TO SARASOTA, PHASE 1; THENCE S88’31’43”W, ALONG THE NORTH LINE OF SAID LOT 5, 395.22 FEET TO THE POINT OF BEGINNING.

CONTAINING 219,463 SQUARE FEET (5.04 ACRES), MORE OR LESS.

SUBJECT TO:

A 24 FOOT WIDE STRIP OF LAND TO BE USED FOR INGRESS AND EGRESS, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCE AT THE NORTHEAST CORNER OF LOT 5, GATEWAY TO SARASOTA, PHASE 1, AS RECORDED IN PLAT BOOK 39, PAGES 12 AND 12A, PUBLIC RECORDS OF SARASOTA COUNTY, FLORIDA; THENCE ALONG A LINE IS OF PARCEL 4, AS SHOWN ON THE AFOREMENTIONED PLAT OF GATEWAY TO SARASOTA, PHASE 1, N00’24’36”E, 242.70 FEET FOR A POINT OF BEGINNING; THENCE CONTINUE ALONG SAID LINE, N00’24’30”E 24.00 FEET; THENCE LEAVING SAID LINE, S89’35’24”E, 265.58 FEET; THENCE S00’24’36”W, 24.00 FEET; THENCE N89’35’24”W, 265.58 FEET TO THE POINT OF BEGINNING.

CONTAINING 6,374 SQUARE FEET (0.15 ACRES), MORE OR LESS

TOGETHER WITH:

A 24 FOOT STRIP OF LAND TO BE USED FOR INGRESS AND EGRESS, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCE AT THE NORTHWEST CORNER OF LOT 5, GATEWAY TO SARASOTA, PHASE 1 AS RECORDED IN PLAT BOOK 39, PAGES 12 AND 12A, PUBLIC RECORDS OF SARASOTA COUNTY, FLORIDA; THENCE ALONG A LINE THAT LIES 54 FEET EAST OF THE EAST LINE OF PARCEL 4, AS SHOWN ON THE AFOREMENTIONED PLAT OF GATEWAY TO SARASOTA, PHASE 1, N00’24’36”E, 242.70 FEET; THENCE LEAVING SAID LINE, S89’35’24”E, 265.58 FEET FOR A POINT OF BEGINNING; THENCE N00’24’36”E, 24.00 FEET; THENCE S89’35’24”E, 205.37 FEET; THENCE N30’31’31”E, 108.17 FEET; THENCE N43’06’30”W, 287.11 FEET; THENCE TO ITS INTERSECTION WITH THE SOUTHERLY RIGHT-OF-WAY LINE OF CATTLEMEN ROAD (100’ RIGHT-OF-WAY), N13’46’31”W, 66.36 FEET; SAID POINT BEING A POINT ON A CURVE CONCAVE TO THE NORTH HAVING A RADIUS OF 770.00 FEET AND A CENTRAL ANGLE OF 1’47’14”; THENCE ALONG THE ARC OF SAID CURVE, 24.02 FEET (CHORD BEARINGN 74’04’53”E, 24.02 FEET); THENCE LEAVING SAID RIGHT-OF-WAY LINE, S13’46’31”E, 60.97 FEET; THENCE S43’06’30”E, 298.79 FEET; THENCE S30’31’31”E, 139.96 FEET; THENCE N89’35’24”W, 219.19 FEET TO THE POINT OF BEGINNING.

CONTAINING 16,629 SQUARE (0.38 ACRES), MORE OR LESS.

EXHIBIT B

EXHIBIT B

EXHIBIT C

SUPPLEMENTAL AGREEMENT

By this Supplemental Agreement dated                                                                  , the parties to the Lease dated                     , 200   made by and between SARASOTA GATEWAY BUILDING D, LLLP., as Landlord, and JACKSON HEWITT INC, a Virginia Corporation, as Tenant, agree as follows with respect to the Leased Premises located at 551 North Cattlemen Road, Suite 104 & 300 Sarasota, Florida 34232:

1. The Work (Improvements and Project) required to be constructed and finished by Landlord in accordance with the provisions of the Lease has been Substantially Completed by Landlord and accepted by Tenant, subject to latent defects and the completion of Punch List Items identified on the attachment hereto.

2. The Leased Premises have been delivered to and accepted by Tenant.

3. The Term Commencement Date of the Lease is                     , 20    , and the expiration date is                     , 20     subject, however, to the provisions of the Lease.

Landlord:	Sarasota Gateway Building D, LLLP

By:	Sarasota Gateway Building D, Inc G. P.

By:
John W. Meshad, President

Tenant:	Jackson Hewitt Inc

By:

Date:

EXHIBIT D

INITIAL RENT SCHEDULE

LEASED PREMISES -                          33,645          RENTABLE SQUARE FEET

IN THE EVENT OF CONFLICT BETWEEN THE LEASE DOCUMENT AND THIS RENT SCHEDULE, THIS SCHEDULE SHALL CONTROL

THE ANNUAL RENT UNDER THE LEASE SHALL BE AS FOLLOWS:

YEARS	RATE PER SQUARE FOOT	MONTHLY	YEARLY
1	$18.00	$50,467.50	$605,610.00
2	$18.36	$51,476.85	$617,722.20
3	$18.73	$52,514.24	$630,170.85
4	$19.20	$53,832.00	$645,984.00
5	$19.68	$55,177.80	$662,133.60
6	$20.17	$56,551.64	$678,619.65
7	$20.67	$57,953.51	$695,442.15
8	$21.20	$59,439.50	$713,274.00

EXHIBIT E

ANNUAL RENT - EXTENDED TERM

The Annual Rent for the Leased Premises for each Extended Term shall be an amount equal to Ninety-Five percent (95%) of the Fair Market Rental Value, defined below, of the Leased Premises. Not less than ten (10) months prior to the beginning of the Extended Term in question, Landlord shall give Tenant a notice setting forth Landlord’s estimate (“Extension Rent Estimate”) of the Annual Rent for the Leased Premises during the Extended Term. If Tenant elects under Section 2.02 to extend the Term, the Extension Rent Estimate shall be conclusive and binding on Tenant as the Annual Rent payable during such Extended Term unless (i) within thirty (30) days after it receives notice of the Extension Rent Estimate, Tenant notifies Landlord that it disputes the Extension Rent Estimate and sets forth the amount that the Tenant believes should be the Annual Rent during the Extension Term; and (ii) if the dispute is not resolved within sixty (60) days after Tenant receives notice of the Extension Rent Estimate, Tenant notifies Landlord that it elects to arbitrate the Fair Market Rental Value. If Tenant so elects, Landlord and Tenant shall each designate an independent, qualified commercial real estate appraiser, who regularly conducts business in Sarasota Area and who is familiar with Sarasota Area office rentals, who shall each prepare an analysis of the Fair Market Rental Value within thirty (30) days after Tenant’s election. If their numbers do not agree, then the appraisers shall select a third appraiser with comparable qualifications to act as arbitrator. If the appraisers do not agree on a third arbitrator, then the third arbitrator shall be appointed in accordance with the commercial arbitration rules of the American Arbitration Association. Landlord and Tenant shall each pay the fees and expenses of their own appraiser, and they shall share, equally, the fees and expenses of the third. The arbitrator shall decide the Fair Market Rental Value for such Extended Term within thirty (30) days after selection of the arbitrator by choosing the Fair Market Rental Value submitted by either Landlord’s or Tenant’s appraiser, based on his determination as to which is most nearly correct. If, when the Extended Term begins, the Annual Rent to be paid during the Extended Term has not been determined (by arbitration or by agreement of Landlord and Tenant) for any reason, Tenant shall continue to pay the Annual Rent due and payable prior to the date the Extended Term began. Within thirty (30) days after the final determination of the Annual Rent to be paid during the Extended Term in question, Tenant shall pay to Landlord any underpayment of Annual Rent, calculated from the beginning of that Extended Term and, if there is an overpayment, Landlord shall refund same to Tenant.

FAIR MARKET VALUE

For the purposes of determining Annual Rent pursuant to Section 3.03 of the Lease, “Fair Market Rental Value” shall mean, with respect to Annual Rent, the fair market annual rate per square foot of rentable area that a tenant would pay for leasing commercial office space comparable to the Leased Premises, in a similar geographic location in the eastern portion of the Sarasota area in proximity to I-75, taking into consideration all relevant factors, including, but not limited to, as (i) the aggregate number of square feet of rentable area then leased by Tenant in the Building; (ii) the length of the Extended Term; (iii) any increases or decreases in fixed rents during extended terms included in comparable leases, including adjustments made annually, based on (a) a flat rate for a period of years with periodic flat rate increases thereafter, or (b) changes in consumer price, cost of living or similar indices or periodic market adjustment, or other rent escalation provisions; (iv) any rent inducements or concessions then being included in comparable leases; (v) the location and quality of the Project; (vi) Tenant’s credit standing; and (vii) Tenant’s obligation to pay a pro rata share of all Operating Expenses.

EXHIBIT F

GATEWAY PROFESSIONAL CENTER

OPERATING EXPENSE ESTIMATED BUDGET

YEAR 2006

BUILDING D”

Operating Expenses based on 66,926 Rentable Square Feet

ELECTRIC - 1ST & 3RD FLOOR	$51,490.76	$0.76
ELECTRIC - COMMON AREAS/PARKING LOT	$16,937.75	$0.25
OFFICE EXPENSES	$1,355.02	$0.02
GARBAGE	$10,162.65	$0.15
PARKING LOT MAINTENANCE	$2,371.29	$0.04
WATER/SEWER	$7,825.24	$0.12
JANITORIAL	$27,100.40	$0.40
A/C MAINTENANCE	$19,918.79	$0.29
REPAIRS/MAINTENANCE	$16,260.24	$0.24
SUPPLIES	$6,775.10	$0.10
ELEVATOR (TOTAL EXPENSES)	$8,292.72	$0.12
INSURANCE	$17,325.00	$0.35
MANAGEMENT FEES	$40,650.60	$0.60
LANDSCAPE & IRRIGATION	$27,032.65	$0.40
SIGNAGE	$677.51	$0.01
FIRE ALARM	$2,093.51	$0.03
SECURITY	$4,065.06	$0.06
INTERIOR LANDSCAPE	$677.51	$0.01
MASTER ASSOCIATION FEES	$15,582.73	$0.23
TOTALS	$276,594.53	$4.18
REAL ESTATE TAXES	$95,954.80	$1.95

EXHIBIT G

LANDLORD’S WORK

TENANT IMPROVEMENTS

BUILDING STANDARDS

JACKSON HEWITT

BUILDING STANDARD – CONSTRUCTION MATERIALS

Building: Gateway

August 1, 2005

The following shall be considered standard scope of work items and shall be provided under the terms of the lease, at no additional cost to the tenant.

The following items are specifically excluded from this proposal:

•	Tenant security

•	Voice/data wiring: phone system

•	Furniture

•	Tenant signage

•	Moving expenses

•	Interior architectural and design utilized to create final architectural plans

The items described below are deemed to be Building Standard, except that to the extent of items or finishes not specified below, Landlord’s established building standards for the Building shall control.

Scope of work items and specifications include, but are not limited to, the following:

WALLS:

•        Interior and demising partitions to be constructed of 3-5/8” metal studs 24” oc with single layer 5/8” gypsum board each side

•        Partitions to be constructed to 6” above finished ceiling at private offices with 6” blanket insulation over partition extending 2’-0” either side

•        Partitions at multi purpose rooms, conference rooms, storage/file rooms, work rooms and data center to be constructed from floor slab to underside of deck

•        Finished ceiling height is 10’ on the 1st Floor and 9’ on the 3rd Floor

ENTRANCE DOOR:	• 1st Floor entry from main lobby building standard doors and trim • 3rd Floor double doors from elevator lobby - pair of

Herculite glass doors with building standard trim. These doors to have overhead closures with hold open and prepared for maglock (by tenant security vendor)

INTERIOR DOORS:

•        Manufacturer: Weyerhauser or equal

•        Material: Solid core wood, oak species, stained in field or shop; color to match sample

•        Dimension: 3’-0” X 7’-0” X 1  3/4”

•        Frames to be hollow metal, factory primed and painted semi gloss in field

•        Openings in partitions to receive flush hollow metal frames

INTERIOR GLAZING:

•        Private offices to receive sidelight 24” wide x 8’-0” high; frame of sidelight to be integral with door frame; glass to be clear tempered 3/8” thick

•        1st Floor entry from main lobby – building standard doors with building standard trim

•        3rd Floor - Two (2) sets of doors from elevator lobby to be a pair of Herculite glass doors with building standard trim

•        Walls at large conference rooms on 3rd floor to be frosted glass in aluminum store front wall system

DOOR HARDWARE:

Commercial Manufacturer: Schlage

Model: AL Series

Finish: Brushed aluminum

•        Door stops to be dome-style floor mounted

•        All doors to receive locksets

•        Doors to receive closures:

•      Storage

•      Work Rooms

•      Data Center

•      Lunch Room

•      Multi Purpose

•      Tenant Doors From Public Corridor

•        See security section for additional door/hardware Information

CEILING:	2’ x 2’ Tile Manufacturer: Armstrong Model: Dune with Tegular Edge (or USG equivalent)

Provide gypsum wall board ceiling cove detail at reception

PAINT:	Benjamin Moore Color Preview of Sherwin Williams • All walls to receive a minimum of two (2) coats of eggshell paint over primer coat

•        All metal surfaces, including hollow metal door frames, convector covers, access panels, etc shall receive a minimum of two (2) coats of enamel paint over one (1) shop or primer coat

•        Drywall soffits and ceiling to receive flat latex paint

WALLCOVERING:	• 54” wide Type II Vinyl wallcovering at reception lobby, two (2) large conference rooms from reception area and multi purpose rooms ($20/ly material allowance)

MILLWORK:

•        All copy/fax room millwork shall be countertops with closed storage in cabinets below the countertop. Cabinets below shall be a combination of doors/drawers. Provide 3” plastic laminate backsplash.

•        Lunchroom millwork shall be countertops with closed storage in cabinets above (36” high) and below the countertop. Cabinets below shall be a combination of doors/drawers. Cabinets above shall have two (2) adjustable shelves on pins with doors. Provide full height plastic laminate backsplash

•        All exposed surfaces shall be plastic laminate finish (may be more than one color). The interior of the cabinets shall be white melamine

•        The plastic laminate millwork everywhere shall have 4” D-pulls in brushed aluminum finish

•        Main reception desk will be purchased separately as a furniture item

•        Reception area shall have stained wood paneling on elevator side with flush wood base and pilasters shall receive similar wood detail

CARPET & FLOORING:	• Commercial grade broadloom carpet, direct glue-down, allowance for material $20.00/SY • Granite tile at reception

VCT:

•        Vinyl Composition Tile 12” x 12”

Manufacturer: Armstrong

Style: Stonetex

•        Rooms to receive VCT: work rooms, copy rooms, storage rooms, lunch rooms

•        Systems room shall have static dissipating type VCT

•        Lunch room to receive four (4) colors of VCT to create a pattern

BASE:	• Vinyl Cove or Straight, Continuous coil Manufacturer: Roppe • 5” Wood base at reception and two (2) large conference rooms

LIGHTING:

Install and connect direct/indirect pendant light fixtures throughout. Lighting should be provided in sufficient quantity to meet an illumination level of 60 foot candles at desk level throughout the premises. Include an allowance for thirty (30) high hats in addition to lights specified below.

•        Three (3) Large Conference Rooms: direct/indirect decorative pendant light fixtures, fifteen (15) recessed fluorescent downlights on dimmers

•        Reception: pendant light fixtures, recessed fluorescent downlights, accent low voltage lighting behind reception desk to illuminate wall

•        Multi Purpose Room: direct/indirect pendants, fifteen (15) recessed fluorescent downlights on dimmers

SPRINKLER:	The fire sprinkler system, including sprinkler risers, main loop and sprinkler heads on each floor shall be installed and/or relocated in accordance with approved construction plans and local code requirements. Sprinkler heads to be building standard semi recessed.

LIFE SAFETY:

•        The building’s fire alarm, smoke detector and exit light systems shall be installed in compliance with all applicable governmental regulations, codes, statues, including ADA regulations.

•        Exit lights: Manufacturer: Light Alarms

•        Model: Affinity II series, LED Edgelit

ELECTRICAL:

Sufficient electrical current for the operation of all MEP systems in the Building and Premises, including Tenant’s customary desktop equipment; faxes; and copier equipment. Tenant requires approximately 6 watts per square foot allocation of electrical capacity to service the Premises.

•        Each cubicle to receive three duplex receptacles. Three (3) cubicles/circuit. Each cubicle and office will have its own laser printer.

•        Each Office to receive one quad receptacle at the desk location and one duplex convenience outlet adjacent to the door and opposite wall. Two (2) voice/data jacks near the desk. Each office should be fitted with four (4)) data cables (2 phone and 2 data). Each office should be electrically powered to support one (1) CPU, one (1) laptop, one (1) flat panel monitor and one (1) laser printer. AH cables/plates should reside in/on one wall, if possible.

•        Each copy/print and mail room to receive duplex outlet per 4’ linear feet of counter space. Provide one (1) dedicated outlet for copier in each of these rooms.

•        Provide trenching in floor slab for power/data into workstations. The remainder of the base feeds for electric/data to be brought to workstation from walls/columns wherever possible one (1) power feed per six (6) workstations.

•        At Lunchrooms: Provide outlets for two (2) microwaves, two (2) large refrigerators, two (2) coffee makers, one (1) water cooler at countertop, one (1) icemaker under-cabinet. Provide two (2) additional duplex outlets at counter height. Provide 120V/20A dedicated circuit for electric hot water heater. Provide two (2) outlets for vending machines.

•        Training room: Provide one (1) quad receptacle at wall at each row of tables (8 total), four (4) circuits, duplex at front of room. Provide outlet in ceiling for client provided projector. Contractor to hang projector. Provide recessed motorized projection screen in front of room.

•        Three (3) large conference rooms to receive combo power / data floor box under table. Trench as required to run wires.

•        Provide outlet at wall for plasma TV at large conference room and reception.

WINDOW BLINDS:	Landlord shall provide and install building standard window blinds installed on all exterior windows. Please confirm building standard.

SECURITY: (by Tenant)

•        Jackson Hewitt security card readers to be compatible with building security

•        Doors to receive card reader, maglock, release button: two (2) pairs of entry doors at 3rd floor, reception, pair glass doors at 1st floor entry

•        Doors to receive card reader, electric strike: two (2) stair doors (reader on stair side), data center, two (2) tenant entry doors on 1st floor

HVAC:

•        Define and specify capacity, distribution and return ducting and controls for HVAC system, including VAV boxes, mixing boxes, piping, diffusers and thermostats installed and specified to meet Tenant’s utilization.

•        Separate System for data center. Landlord to provide system design criteria.

Sample System Design Criteria:

•      Outdoor Conditions:

•      Summer: 93° F, dry bulb, 79° F, wet bulb

•      Winter: 35° F, dry bulb, with 17 mph wind

•      Indoor Conditions:

•      Summer: 74° F with 50% Rh

•      Winter: 70° F

•      Ventilation Air: 20 CFM/person

•      Population Density: 150 SF/person

•      Lighting and Power Density: 6 watts/SF

•      Notes:

•      Population, lighting and power density is per room or area, not per aggregate useable tenant area.

•      Computer Room to be served by supplemental A/C units separate from base building system

PLUMBING:

•        Provide sink and faucet at lunchroom; Manufacturer: Elkay or equal

•        Provide hot water at lunchroom

•        Provide  1/4” copper water supply for coffee makers, water cooler and under-counter icemaker at lunchroom

MASONRY:

•        Trench floor for base power/data feed for workstations and floor boxes at conference rooms. Provide conduit as per code. Refer to plan for locations and quantity.

•        Provide ten (10) trench locations on first floor

•        Provide core holes at third floor (qty: 24)

MISC:

•        Include an allowance of $3,500 for all appliances

•        Fire Extinguishers as required by code

•        Provide five (5) semi-recessed fire extinguisher cabinets with fire extinguishers. Manufacturer: Larsen, architectural series, brushed stainless finish

•        Provide moveable folding wall at multipurpose rooms; Modernfold or equal. Provide closet and necessary bracing and support

SYSTEMS ROOM:

•        Provide three (3) 4x8 sheets,  3/4” thick fire retardant plywood

•        Double interlock preaction sprinkler system

•        Equipment generates 28,205 watts, which will require service for 200 AMP at 208 volts, 3-phase, 4-wlre

•        If voltage is 480 in building, provide 75 KVA step down transformer

•        Jackson Hewitt to provide as part of Tenant’s plans and specifications the power requirements and heating loads for the data room.

•        Landlord’s engineer to design the required supplemental air conditioning and back-up generator, at Landlord’s cost, Including but not limited to, determining number and size of free-standing air-conditioning units required and the size of the required back-up generator.

•        Landlord to purchase the supplemental air conditioning units and generator at Tenant’s expense, subject to Tenant’s reasonable approval.

•        Landlord, at its cost, to provide necessary installation, including installation of condensing rooftop units pad, site approvals, connections from Data Center, etc.

EXHIBIT H

TENANT IMPROVEMENTS

Landlord has approved the preliminary space plan attached hereto and made a part hereof as Exhibit H–1; subject to (i) changes required to comply with applicable codes and requirements of governmental authorities with jurisdiction over the Property; (2) changes required to conform such plans to the location of Building Common Areas as shown in Exhibit B; and (3) resolution of location of the common area egress corridor on the first floor. Tenant acknowledges that the County requires a common egress corridor through the Tenant’s premises. Tenant has requested that the common egress corridor be relocated from its position as shown on Exhibit B to the proposed location shown on Exhibit H–1. If relocation is approved by the County, then Landlord will advise Tenant of the additional cost to relocate the egress corridor, and if Tenant elects to proceed with the relocation, Landlord will relocate the egress corridor at Tenant’s expense. The common egress corridor will not be part of the Leased Premises, but if the common egress corridor is so relocated the Leased Premises shall include the former location of the relocated corridor. Tenant to submit final space plan and any supplemental specifications on or before November 18, 2005, for approval by Landlord, not to be unreasonably withheld conditioned or delayed. Landlord to provide turnkey delivery per the final space plan and Exhibit G.

AS WORK ON THE IMPROVEMENTS PROGRESSES, TENANT SHALL BE REQUESTED IN WRITING TO INSPECT SUCH WORK AT THE FOLLOWING STAGES:

1.	FRAMING, ELECTRICAL;

2.	CEILING GRID, LIGHTING; AND

3.	SUBSTANTIAL COMPLETION

TENANT’S FAILURE TO OBJECT TO DEVIATIONS FROM THE PLANS AND SPECIFICATIONS DURING THE THREE REFERENCED

INSPECTIONS SHALL NOT BE DEEMED A WAIVER AS TO THE WORK SUBJECT TO SUCH INSPECTION, UNLESS LANDLORD ADVISED TENANT IN WRITING OF SUCH DEVIATION AT OR BEFORE THE INSPECTION. HOWEVER, NOTHING SHALL BE CONSTRUED AS A WAIVER BY TENANT AS TO WORKMANSHIP.

All Tenant Improvement work shall be constructed in a good and workmanlike manner in accordance with all applicable codes and laws. Landlord shall further warrant all Tenant Improvement work to be free from defects in workmanship and materials for a period of one year from the Commencement Date.

EXHIBIT H-1

PRELIMINARY SPACE PLAN

WORK ROOM
VP / DIR. OFFICE 10X15
LUNCH ROOM 290 SF
WORK ROOM
COPY/FAX
MULTI PURPOSE 760 SF
MULTI PURPOSE 700 SF
STORAGE 60 SF
STORAGE 60 SF
DATA CENTER 530 SF
SEASONAL
SEASONAL
SIGNAGE
SEC.
VP / DIR. OFFICE 10X15

PREPARED BY
The Walsh Company LLC
1770 On the Green
67 Park Place East, 8th Floor
Morristown, NJ 07960

JACKSON HEWITT
SARASOTA, FL

TEST FIT
FIRST FLOOR
GATEWAY "D" BUILDING
SARASOTA, FL

DATE: 11/2/05
SCALE: N.T.S.

VP / DIR. OFFICE 15x15
OFFICE 15x15
VP / DIR. OFFICE 10X15
CONF 14X15
SEC.
MANAGER
CLOSET
LUNCH ROOM
WORKROOM
LAB 800 SF
CLOS.
COPY
MAIL SORTERS

PREPARED BY
The Walsh Company LLC
1776 On the Green
67 Park Place East, 8th Floor
Morristown, NJ 07960

JACKSON HEWITT
SARASOTA, FL

# TEST FIT
THIRD FLOOR
GATEWAY "D" BUILDING
SARASOTA, FL

DATE: 11/2/05
SCALE: N.T.S.

EXHIBIT I

PERMITTED EXCEPTIONS

NONE

EXHIBIT J

RULES AND REGULATIONS

1. Obstruction of Public Areas. The Common Building Facilities, such as entrances, passages, courts, elevators, vestibules, stairways, corridors or halls, shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Leased Premises. No rubbish, litter, trash or other material shall be placed or thrown in these areas. Tenant shall not permit or allow its employees or agents to loiter in such areas or elsewhere within the Project.

2. Windows and Doors. No curtains, blinds, shades, signs, louvered openings or screens shall be attached to or hung in, or used in connection with any window or door of the Leased Premises, without the prior written consent of Landlord. The sashes, windows, heating, ventilating and air conditioning vents and doors that reflect or admit light and air into the halls, passageways, or other Common Building Facilities shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the window sills, or elsewhere within the Common Building Facilities.

3. Sign Restrictions. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Building, unless otherwise permitted in the Lease, including windows. Signs on entrance doors shall conform to Building standard signs, samples of which are on display in Landlord’s rental office. Signs on doors shall, at Tenant’s expense, be inscribed, painted or affixed for each Tenant by sign makers approved by Landlord. In the event of the violation of the foregoing by Tenant, Landlord may remove same without any liability and may charge the expense incurred by such removal to Tenant.

4. Directory. Landlord will post on the Building directory one name only for Tenant at no charge. All additional names which Tenant shall desire must be first consented to by Landlord, in its sole and absolute discretion (provided that Tenant shall have space on the directory proportional to its share of the space in the Building), and if so approved, a charge to Tenant will be made for each additional listing as prescribed by Landlord. All lettering and graphics shall be Building standard, samples of which are on display in Landlord’s rental office.

5. Exterior Monument Sign. Landlord shall post on the Monument Sign one name only for Tenant at no charge. All additional names which Tenant shall desire must first be consented to by Landlord, in its sole and absolute discretion, and if so approved, a charge to Tenant will be made for each additional listing as prescribed by Landlord. All lettering and graphics shall be Building standard, samples of which are on display in Landlord’s rental office.

6. Plumbing Fixtures. The water closets, sinks and other plumbing fixtures shall not be used for any purposes other than those for which they are designed, and no sweepings, rubbish, rags or other substances shall be thrown or placed therein. All damages resulting from any misuse of such fixtures shall be borne by Tenant, if caused by it, or its agents, employees, sub-contractors, licensees or invitees.

7. Defacing Building on Leased Premises. Tenant shall not in any way deface any part of the Leased Premises, Building or the Project. Tenant shall not lay linoleum, or other similar hard floor covering, so that the same shall come into direct contact with the floor of the Leased Premises, and if linoleum or other similar hard floor covering is desired to be used, an interlining of builder’s felt shall be first affixed to the floor by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

8. Animals. No animals (except seeing eye dogs) of any kind shall be brought into or kept in or about the Project. No cooking shall be done or permitted by Tenant in the Leased premises except in conformity with Laws and then only in the utility kitchen, if any, as set forth in Tenant’s layout, which is to be primarily used by Tenant’s employees for heating beverages and light snacks. Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Leased Premises.

9. Vending Machines and Similar Devices. Tenant shall not operate or permit to be operated in the Leased Premises vending machines or any coin or token operated device (including, without limitation, telephones, lockers, toilets, scales, amusement devises and machines for sale of beverages, foods, candy, cigarettes or other goods); provided that Tenant may have vending machines in the Leased Premises for sale of foods, candy and beverages to its employees and invitees.

10. Bicycles. Bicycles and other vehicles are not permitted within the Building or on the Building Parking Areas, except in those areas specifically designated by Landlord for such purposes.

11. Hazardous Substances. No portion of in the Building shall be used for manufacturing or distribution, or for the storage of merchandise or for the sale of merchandise, goods or property of any kind at auction, nor shall Hazardous Substances be allowed within the Building, other than customary office, cleaning and janitorial supplies. “Hazardous Substances” means any toxic or hazardous waste or substance, including without limitation, asbestos, PCBs, substances defined as “hazardous substances” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601, et seq., Hazardous Materials Transportation Act, 49 U.S.C. 1802, the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et. seq. and in the Toxic Substance Control Act of 1976, as amended, 15 U.S.A. 2601 et seq., or in any applicable State Environmental Statutes.

12. Prohibited Noises. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb the occupants of the Building or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way.

13. Moving. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require the use of elevators, stairways, lobby areas, or loading areas, shall be restricted to hours reasonably designated by Landlord. Tenant must seek Landlord’s prior approval by providing in writing a detailed listing of any such activity. If approved by Landlord, such activity shall be under the supervision of Landlord and performed in the manner stated by Landlord. Tenant is to assume all risk for damage to articles moved and injury to any persons resulting from such activity. If any equipment, property, and/or personnel of Landlord, Tenant or any other tenant is damaged or injured as a result of or in connection with such activity, Tenant shall be solely liable for any and all damage or loss resulting therefrom.

14. Advertising. Landlord shall have the right to prohibit advertising by Tenant pertaining or with respect to the Building or to Tenant’s use of the Building which in Landlord’s reasonable opinion tend to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

15. Visitors. Landlord reserves the right to exclude from the Building at all times, other than Normal Business Hours, all persons who do not present a written “pass” or proper identification proving them to be a visitor of Tenant. Tenant shall be responsible for all such persons and shall be liable to Landlord for all acts of such persons.

16. Improper Use. The Leased Premises shall not be used for lodging or sleeping or for any immoral or illegal purposes, or any use contrary to the uses expressly allowed by these Rules and Regulations or the Lease to which they are a part.

17. Management Office. The requirements of Tenant will be attended to only upon application at the management office for the Building. Building employees shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of Landlord.

18. Soliciting. Canvassing, soliciting and peddling within the Project are prohibited, and Tenant shall cooperate to prevent the same.

19. Hand Carts. There shall not be used in the Leased Premises, or in the Common Building Facilities, either by Tenant or by its jobbers or others, in the delivery or receipt of merchandise, any hand carts, except those equipped with rubber tires and side guards.

20. Paneling. All paneling or other wood products not furniture shall be of fire retardant materials. Before installation of such materials, certification of the materials’ fire retardant characteristics shall be submitted to Landlord or its agents, in a manner satisfactory to Landlord.

21. Janitors. Tenant shall not employ any persons other than the janitors designated by Landlord or companies selected by Tenant and reasonably approved by Landlord, which approval will not be unreasonably withheld, conditioned or delayed (who will be provided with keys to the Leased Premises) for the purpose of cleaning or taking charge of the Leased Premises after Normal Business Hours. No other janitorial service shall be allowed within the Building after Normal Business Hours.

22. Painting or Alterations. Subject to the provisions of the Lease regarding alterations by Tenant, no painting shall be done, nor shall any alterations be made, to any part of the Building by putting up or changing any partitions, doors or windows, nor shall there by any nailing, boring or screwing into the woodwork or walls, nor shall any hard wire connection be made to the electric wires or electric fixtures, without the consent in writing on each occasion of Landlord. No sunscreen or other films shall be applied to the interior surfaces of any window glass. All glass, locks and trimmings in or upon the doors and windows of the Building shall be kept whole, and when any part thereof shall be broken by Tenant, the same shall be immediately replaced or repaired and put in order at Tenant’s expense under the direction and the satisfaction of Landlord, and shall be left whole and in good repair.

23. Control of Building Parking Areas. The Building Parking Areas shall be used by vehicles that occupy a standard parking space only. Moreover, the use of such parking facilities shall be limited to normal business parking and shall not be used for the continuous parking of any vehicle regardless of size. Campers, motor homes, trucks larger than 1/2 ton, trailers and the like are prohibited. The Landlord may designate a certain number of spaces as “visitor” spaces only and also may reserve spaces to the exclusive use of tenants, their guests, customers, clients and invitees, provided that Tenant receives a proportionate number of reserved spaces. The Building Parking Areas shall be fully illuminated until the later of (a) one (1) hour after dark or (b) 9PM; thereafter adequate illumination shall be provided.

24. Normal Business Hours. Normal Business Hours are defined as 7:00 a.m. to 8:00 p.m., Monday through Friday, and 8:00 a.m. to 1:00 p.m., Saturdays (except for the below listed holidays); however, the Building shall be available to Tenant on a 24 hour basis, seven (7) days a week, fifty two (52) weeks per year. The Building Service Systems shall be turned on prior to Normal Business Hours so as to attain desired operating temperatures by 8:00 a.m. and shall remain in operation until 8pm. The Building shall be closed on the following holidays:

New Years Eve

New Years Day

Memorial Day

Independence Day

Labor Day

Thanksgiving Day

Christmas Eve

Christmas Day

Landlord shall not have the right to amend these regulations to shorten the Normal Business Hours, provide less than 24/7/365 access to Tenant or increase change the Building Holidays.

25. Access to Building. Access to the Building may be regulated in such reasonable manner as Landlord deems appropriate. Presently, Landlord proposes to secure the Building after Normal Business Hours. For after hour access, Tenant will be provided at no charge an adequate number of security entrance cards to the Building for Tenant’s employees (i.e., one per employee). Landlord, however, shall have no liability to Tenant, its employees, agents, invitees or licensees for losses due to the theft or burglary, or for damages or injuries done by unauthorized persons within the Project not arising out of the willful acts or gross negligence of Landlord, its employees and agents, and neither shall Landlord be required to insure against any such losses. Tenant shall cooperate fully in Landlord’s efforts to regulate access to the Building.

26. Additional Electrical Needs. Landlord shall furnish continuous electrical current sufficient to illuminate the Leased Premises and for the operation of small office machines including without limitation telephone systems, electric typewriters, desktop computers, printers, word processing equipment, fax machines, copy machines, dictating equipment, calculators, etc., by Tenant in its use and occupancy of the Leased Premises, all of which are within Building Standard. Tenant’s use of electrical services furnished by Landlord shall not exceed, either in voltage, rated capacity or overall load, that which Landlord deems to be Building standard. Building standard does not include electricity used to operate any item of electrical equipment which requires a voltage other than 110 volts single phase. Tenant shall provide Landlord with a list of electrical equipment proposed for use by Tenant within the Leased Premises; Landlord shall determine if such equipment, and reasonable substitutions and replacements thereof, create any additional cost for electrical service beyond Building standard. All additional electrical service deemed non-standard by Landlord shall be metered, or sub-metered separately to Tenant, or charged to Tenant at a rate reasonably estimated by Landlord to be its cost of providing such service. In the event Tenant shall request to be allowed to consume electrical services in excess of that deemed by Landlord to be Building standard, Landlord may refuse to consent to such usage or may consent upon such conditions as the Landlord elects, including the requirement that meters or sub-meters be installed at Tenant expense, with the cost of such service charged to Tenant as Additional Rent.

27. Air Conditioning. Landlord’s air conditioning system allows Tenant to override the air conditioning “shut down system” to provide air conditioning to the Leased Premises after Normal Business Hours. This override system registers the hours of such additional usage and Landlord shall bill same to Tenant on a monthly basis as Additional Rent, which is currently being billed at $25.00 per hour, which Landlord represents and warrants is Landlord’s actual cost as defined in the Lease.

28. Locks. No additional lock, latch, or bolt of any kind shall be placed upon any door or any changes made in existing locks or mechanisms thereof by Tenant, without the written consent of Landlord. Upon commencement of this Lease, Landlord shall provide, at no expense to Tenant, two (2) keys to the main door to the Leased Premises, the Building restrooms and mail room. The cost of providing additional keys to Tenant shall be borne by Tenant. At the termination of this Lease, Tenant shall return to Landlord all keys furnished to Tenant and those keys otherwise procured by Tenant.

29. Smoking. Smoking is prohibited within the Building. Landlord will designate a smoking area outside the Building and smoking is prohibited within the Project except in such designated area.

30. Mail Room. The first floor of the Building contains a dedicated mail area. All delivery of mail, excluding deliveries from Federal Express, UPS or similar services shall be received by the Tenants at such mail area. Such deliveries shall not occur at or to the Leased Premises of any tenant.

31. Floor Loading Capacities.

(a)	Ground Floor loading shall not exceed and shall comply with the following:

The concrete slab on grade can safely support a uniform loading of 100 pounds per square foot. Random concentrated loads of up to 1000 pounds each, applied over an area not less than 12 inches by 12 inches can also be sustained provided they are spaced no closer together than 4 feet (from edge of loaded floor area to edge of loaded floor area). Concentrated loads applied by a wheel or caster must not exceed 200 pounds per caster with a minimum spacing of 2 feet between casters. Spacing between any two caster supported loads must be as specified above for random, concentrated loads.

(b)	Second and third floor loading shall not exceed and shall comply with the following:

(i)	The concrete slab on steel deck and steel beams can support a uniform load of 70 pounds per square foot in the office areas (composed of 50 pounds per square foot of live loading and 20 pounds per square foot of superimposed loading to account for partitioning and furnishings) and 100 pounds per square foot in the core areas. Random concentrated loads of up to 400 pounds, applied over an area not less than 12 inches by 12 inches can also be sustained provided they are spaced as follows:

•	10 feet from edge of loaded area to edge of loaded area parallel to the direction of span of the deck/slab

•	4 feet from edge of loaded area to edge of loaded area perpendicular to the direction of span of the deck/slab

(ii)	Concentrated loads applied by a wheel or caster must not exceed 100 pounds per caster with a minimum spacing of 2 feet between casters. Spacing between any two caster supported loads must be as specified above for random, concentrated loads.

(c)	An engineer must review any loading condition that is not within the parameters of loads specified above. Adequate consideration must be given to temporary loading conditions in moving or erecting any item that will exceed the loading conditions indicated above in its final location or configuration

32. Landlord’s Right to Regulate. Landlord reserves the right to modify or delete any of the foregoing Rules And Regulations and to make such other reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Leased Premises, the Building and the Project, and for the preservation of good order therein. Landlord shall not be responsible to any tenant for the non-observance, or violation, of any of these Rules and Regulations by other tenants. Rules and Regulations must be non-discriminatory to Tenant and applied uniformly without prejudice to all tenants.

EXHIBIT K

EXHIBIT L

USE

TENANT SHALL USE THE PREMISES EXCLUSIVELY FOR THE PURPOSE OF GENERAL OFFICE, DATA CENTER AND CALL CENTER USE

EXHIBIT M

ADDRESSES FOR NOTICE

Notices shall be sent to the following:

LANDLORD:

SARASOTA GATEWAY BUILDING D, LLLP.

C/0 GAVIN W. MESHAD

401 N. CATTLEMEN RD

SUITE 100

SARASOTA, FLORIDA 34232

WITH A COURTESY COPY TO:

JWM MANAGEMENT, INC.

C/O PAM BROWN

401 N. CATTLEMEN ROAD,

SUITE 100

SARASOTA, FLORIDA 34232

TENANT:

JACKSON HEWITT INC.

3 Sylvan Way

Parsippany, New Jersey 07078

Attn: Peter Karpiak

With a copy sent simultaneously in the same manner to:

JACKSON HEWITT INC.

3 Sylvan Way

Parsippany, New Jersey 07078

Attn: Steven L. Barnett, Senior Vice President and General Counsel

EXHIBIT N

SPECIAL STIPULATIONS

1. RENT AND ADDITIONAL RENT DEPOSIT.

Upon execution of this Lease, TENANT shall pay to LANDLORD a deposit in the amount of Seventy Two Thousand Three Hundred Ninety and 30/100 Dollars ($72,390.30), representing (i) Base Rent of Fifty Thousand Four Hundred Sixty Seven and 50/100 Dollars ($50,467.50) (ii) Operating Expenses of Eleven Thousand Seven Hundred Nineteen and 68/100 Dollars ($11,719.68) (iii) Real Estate Taxes of Five Thousand Four Hundred Sixty Seven and 31/100 Dollars ($5,467.31) and (iv) Sales Tax thereon of Four Thousand Seven Hundred Thirty Five and 81/100 Dollars ($4,735.81), all of which shall be applied toward payment of Rent for the first month of the Lease Term.

2. AFTER HOUR AIR CONDITIONING.

Normal business hours of air conditioning are covered in paragraph #24, Rules and Regulations. Paragraph #27 of the Rules and Regulations relates to after hour access to air conditioning. Tenant acknowledges that when Tenant uses the after hour air conditioning, a small amount of air conditioning will be used to cool the common areas, including the restrooms. The air conditioning system is designed to operate in the mornings early enough so that the Building will reach its proper temperature by 8:00 a.m. This start up time will be controlled by the Landlord and is adjusted at various times to respond to the changing outside conditions.

3. ANNUAL CAP ON OPERATING EXPENSES.

Annual adjustments for Controllable Operating Expenses (Operating Expenses exclusive of taxes, insurance and utilities, including water, sewer, garbage and electricity) shall not cumulatively exceed 4% of the portion of total Base Year Operating Expenses attributable to Controllable Operating Expenses (i.e., Controllable Operating Expenses for the year 2006); e.g., if Controllable Operating Expenses for the year 2007 increase by 2% over the Base Year Operating Expenses attributable to Controllable Operating Expenses, Controllable Operating Expenses for the year 2008 may not increase by more than 6% over the Base Year Operating Expenses.

4. SPACE PLANNING, ETC.

Landlord shall provide Tenant with AutoCAD files of the premises, including electrical, mechanical, and plumbing specifications. Tenant will prepare a space plan including partitions, outlet locations and specifications (to the extent of any specifications not already set forth on Exhibit G) (collectively with the specifications on Exhibit G, “Tenant’s Plans and Specifications”)

on or before November 18, 2005, and return the plan to the Landlord for Landlord to formalize permitable drawings within thirty (30) days from full execution hereof. Any delay that results from a failure of Tenant to timely deliver Tenant’s Plans and Specifications shall be deemed to be a delay caused by Tenant.

5. TENANT IMPROVEMENTS.

Landlord agrees to complete, at its sole cost and expense, the construction of the Project, including but not limited to, the Building, Building Services Systems, Common Building Facilities and the Building Parking Area and of tenant improvements (the “Tenant Improvements”) in accordance with Tenant’s Plans and Specifications, per the specifications as outlined in EXHIBIT G (all of the foregoing, including both the Project and the Tenant Improvements, the “Improvements”).

6. COMPLETION DATE.

Landlord agrees to construct the Improvements, including but not limited to, installation of the Tenant Improvements to the Leased Premises in accordance with the approved plans and specifications for the purpose of Tenant’s performing installation of its furnishings, fixtures and equipment by May 1, 2006 (the “Tenant Access Deadline”), provided Tenant furnishes Landlord with Tenant’s Plans and Specifications for the Tenant Improvements by November 18, 2005, including but not limited to, the items on Exhibit N-2. Delays resulting from Tenant’s failure to deliver Tenant’s Plans and Specifications to Landlord by such date shall be a “Tenant Delay” that extends the Tenant Access Deadline. Tenant may request changes to Tenant’s Plans and Specifications, subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. If any such change would result in a delay in completion by Landlord beyond the Tenant Access Deadline and Landlord shall provide Tenant written notice of the number of days of delay that would result from the change. If Tenant nevertheless elects to proceed with the change, then the delay shall be deemed to be a Tenant Delay and the Tenant Access Deadline will be extended by the number of days in Landlord’s notice. Changes in the Tenant Access Deadline as a result of a Tenant Delay will not delay the Commencement Date and the Commencement Date shall occur (and Tenant’s obligation to pay rent shall begin) on the date the Commencement Date would have occurred but for the Tenant Delay.

7. TENANT INSTALLATIONS.

All improvements installed by Tenant must be coordinated with the Improvements, and must be promptly completed. Delays caused by Tenant installations must not affect completion of the Improvements and commencement of the Lease Term.

8. PUNCH LIST.

Upon completion of The Improvements, Landlord and Tenant shall jointly inspect the Leased Premises and the Improvements and prepare a punch list. Major items, if any, must be completed or corrected before the Lease term commences. Minor cosmetic items, if any, shall be completed within thirty (30) days after the Lease term commences. Upon completion of major punch list items, if any, Tenant will sign an acceptance of the Leased Premises in the form attached as Exhibit “C” as herein amended and the Lease Term will commence (but in no event prior to June 1, 2006).

9. PARKING.

Landlord will provide 168 non-assigned spaces for Tenant use in the Building Parking Area; provided, however, that if reserved spaces are provided to any other tenant in the Building, then Landlord will provide Tenant with a pro rata number of reserved parking spaces. From January 1st through April 30th of each year, Landlord will make available to Tenant an additional 50 non-assigned spaces within the Gateway development. It is understood and agreed that as long as the University of Phoenix is a tenant in the Building Tenant will have access to an additional 34 non-assigned spaces in the Building Parking Area during normal business hours of 8:00 am to 5:00 pm.

10. SIGNAGE.

Tenant shall be permitted at its cost to install one (1) illuminated crown sign on the Building facing I-75. The sign shall be located in one of the two locations shown on “Exhibit N-1”, using channel letters and include a total of 100 square feet. To the extent permitted by, or otherwise approved by the applicable governmental authorities in accordance with, applicable laws, the sign may be Tenant’s branded corporate identity sign and logo, including all or part of Tenant’s corporate name of “Jackson Hewitt Tax Service” and Tenant’s logo, in Tenant’s colors.

11. RIGHT OF FIRST OFFER.

Tenant shall have an ongoing Right of First Offer on all space in the Building, after the initial leasing (i.e., beginning with second generation space and continuing as such space thereafter becomes available again from time to time), subject, however, to the prior rights of first offer given by Landlord to Morrison Homes and the University of Phoenix. Landlord shall not lease any such available space (the “Available Offer Space”) to another party unless and until Landlord has first offered the Available Offer Space to Tenant in writing (the “First Offer Leasing Notice”) and Tenant either rejects such offer or a period of fourteen (14) business days has elapsed from the date that Tenant has received the First Offer Leasing Notice without Tenant having notified Landlord in writing of its acceptance of such First Offer Leasing Notice and supplied Landlord with current financial statements pursuant to Paragraph 25.2(3), whichever event occurs first. The First Offer Leasing Notice shall contain the following information:

(1) A description of the Available Offer Space (which description shall include the square footage amount and location of such Available Offer Space) and an attached floor plan that will show the Available Offer Space crosshatched;

(2) The date on which the Landlord expects the Available Offer Space to become available, which date shall not be less than fifteen (15) days thereafter (the “Availability Date”);

(3) The Tenant’s increased pro rata share of Operating Expenses and Real Estate Taxes.

Landlord shall provide the First Offer Leasing Notice (i) nine (9) months prior to the date on which Landlord expects the Available Offer Space to become available; or (ii) if later, within thirty (30) days after Landlord learns that the Available Offer Space will become available. Tenant does not have the right to exercise its Right of First Offer with respect to less than all of the Available Offer Space described in Landlord’s notice. If Tenant timely delivers to Landlord, in accordance with the conditions of this Clause, written notice (“Tenant’s Exercise Notice”) of Tenant’s exercise of the Right of First Offer for the Available Offer Space, then the Landlord will send to Tenant a proposed amendment to Lease pursuant to which the Available Offer Space shall be added to the Leased Premises on the same terms and conditions set forth in this Lease, modified as follows:

(1)	Commencement Date. Upon the substantial completion of tenant improvements for the Available Offer Space, provided that if Tenant delays the commencement, the Commencement Date will be the date on which the tenant improvements would have been completed absent the tenant delays.

(2)	The Leased Premises. As of the Commencement Date for the Available Offer Space, the Available Offer Space shall be deemed part of the Leased Premises.

(3)	Pro rata Share. As of the Commencement Date for the Available Offer Space, Tenant’s pro rata share of Operating Expenses and Real Estate Taxes for the Available Offer Space shall be an amount computed by dividing the rentable square feet in the initial premises to be the total of the rentable square footage of the Available Offer Space leased by Tenant, by the rentable square footage of the Building, and expressing the fraction as a percentage;

(4)	Rent. As of the Commencement Date for the Available Offer Space, the Annual Rent shall be increased by an amount equal to per square foot Annual Rent for the Leased Premises multiplied by the rentable square footage of the Leased Premises.

(5)	Landlord Work Allowance. Unless Tenant elects an “As-Is Exercise” as described below, Landlord shall provide a work letter allowance in the amount equal to the lesser of (i) the product of (a) $5.00 per square foot and (b) the number of years between the Availability Date and the end of Term (including any then exercised extension option and the Offer Space Extension Term, if applicable or (ii) $35 per square foot. The work allowance shall be used for hard and soft costs of design, permits and construction of all improvements to prepare the Offer Space for Tenant’s occupancy, including, but not limited to, Tenant’s telecommunications and computer wiring. The work allowance may not be used for Tenant’s furniture and moveable personal property. Tenant shall have no right to receive payment of, or a credit on account of, any portion of such work allowance not spent for the foregoing purposes.

(6)

Term. The term for the Available Offer Space shall be coterminous with the term of this Lease. If (i) the rentable square footage of the Available Offer Space is greater than or equal to 5,000 square feet and (ii) on the Availability Date the unexpired term of this Lease will be less than three years (inclusive of any extension option exercised on or before giving of Tenant’s Exercise Notice), then Tenant may elect either an “As-Is Exercise” or an “Extension Exercise.” If Tenant elects an As-Is Exercise then Tenant shall take the Available Offer Space in “As-Is” condition, and Landlord shall not provide any work allowance. If the Tenant elects an Extension Exercise, then (a) the term of this Lease shall be extended for a period starting on the expiration of the then current term and ending on the day immediately prior to the fifth anniversary of the Availability Date (the “Offer Space Extension Period”), such extension to be without prejudice to any further extension option of Tenant provided under this Lease, which shall be available to Tenant upon the expiration of the Offer Space Extension Period; and (b) the Base Rent during the Offer Space Extension Period shall be calculated by escalating the Base Rent in effect prior to the commencement of the Offer Space Extension Period by 2 1/2% per annum with the first increase on the first day of the Offer Space Extension Period and subsequent increases on each anniversary thereof.

Notwithstanding the foregoing, if the unexpired term of this Lease (inclusive of any extension term exercised on or before the giving of Tenant’s Exercise Notice) is less than 1 year, Tenant shall not have a right of first offer.

12. RELOCATION. Landlord agrees to use best efforts to relocate any tenant occupying space in the Building to another location in Gateway Center on one (1) years notice to accommodate Tenant’s expansion needs, at Landlord’s cost. Landlord further agrees to use its best efforts to reserve in the lease of any future tenant of the Building the right to relocate such tenant in accordance with the foregoing. Any space which becomes available as a result of such a relocation shall be leased to Tenant on such commercially reasonable terms and conditions as Landlord and Tenant may agree and Landlord’s obligation to actually relocate the applicable tenant shall be subject to such agreement between Landlord and Tenant.

13. SECURITY/LIFE SAFETY. Landlord will install, as part of Tenant Improvements and at Landlord’s cost, a backup generator and supplemental air conditioner units that will be provided by Tenant, all as described on Exhibit G. Landlord will obtain and provide to Tenant, at Landlord’s cost, all necessary permits for the installation and operation of such equipment. Such equipment will be for the sole and exclusive use of Tenant and Tenant shall maintain, repair and, at Tenant’s option replace, such equipment at Tenant’s cost. At the end of the term, Tenant shall have the right to remove such equipment and shall repair any damage caused by such removal. Any such equipment not so removed shall be the property of Landlord.

14. COMMUNICATIONS EQUIPMENT. Tenant shall have the right, at its expense, to install one or more communications satellite dish or antenna on the Roof of the Building, without charge, subject to Landlord’s consent, not to be unreasonably withheld, conditioned or delayed. Tenant shall obtain all permits and approvals required for such installation, and all work on the roof shall be performed under Landlord’s reasonable supervision.

15. PREVAILING PARTY LEGAL FEES. In the event of any dispute, arbitration or litigation between the parties (other than an arbitration of the Fair Market Rental Value with respect to an Extension Term, as to which each party shall pay its own costs and expenses), the prevailing party shall be entitled to recover from the other party its reasonable attorneys fees.

16. NO CONSEQUENTIAL DAMAGES. Notwithstanding anything to the contrary in this Lease, in no event shall either party be liable to the other for consequential, special, punitive or exemplary damages.

17. RESTRICTIVE COVENANT. Landlord agrees that it will not lease any space in the Building to H&R Block or Liberty Tax Service, and/or any entity trading under those names or variations thereof.

18. BUILDING NAME AND ADDRESS. The name of the Building is The Gateway Phase 1D Building. Landlord represents that the address of the Building is 501 North Cattlemen Road, Sarasota, Florida 34232. Landlord agrees that neither the name nor the address of the Building shall be changed without the consent of Tenant, in Tenant’s sole discretion.

19. ELECTRIC METERS. Landlord will install, as part of Tenant Improvements and at Landlord’s cost, an electric meter or submeter to measure the electric use for any above Building Standard equipment of Tenant. Based upon the information and electrical specifications provided by Tenant to Landlord as of the date of this Lease, the electrical items that exceed Building Standard are (i) data center electrical, excluding lighting; (ii) supplemental HVAC for the data center, (iii) hot water heaters (for dishwashers, if any; hot water heaters for sinks would not be above Building Standard), and (iv) supplemental HVAC (if required based on mechanical engineering calculations) for third floor multi-purpose room based on expected occupancy levels.

EXHIBIT N-1

Locations of Tenant’s Sign

EXHIBIT N-2

Items to be Delivered by Tenant

(I) FINAL SPACE PLAN (layout of all partitions, cabinetry, doors, windows)

(II) DATA CENTER LAYOUT (layout of room and equipment, door)

(III) EMERGENCY POWER REQUIREMENT (equipment list, existing JH plan)

(IV) SPECIAL COOLING REQUIREMENTS (BTU calcs. for Data center equipment, Liebert specs)

(V) MODULAR FURNITURE PLAN (dimensioned layout of all modular furniture locations)

(VI) MODULAR FURNITURE POWER REQUIREMENT (power wiring diagram. Floor core and box locations)

(VII) LOW VOLTAGE PLAN (wall box, floor core and box locations, chase ways)

(VIII) SECURITY PLAN (door details, back boxes, chaseways)

(IX) TENANT FINISHES DEFINED (flooring, base, wall paint, VWC, laminates, stains)